Exhibit 10.7

ALGERIA AND KUWAIT

SALE AND PURCHASE AGREEMENT

by and between

Weatherford Worldwide Holdings GmbH

and

ADES International Holding Ltd.

_____________

July 11, 2018

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ARTICLE I DEFINITIONS AND CONSTRUCTION			1
SECTION	1.1	Definitions	1
SECTION	1.2	Additional Defined Terms	11
SECTION	1.3	Construction	13
SECTION	1.4	Currency	13

ARTICLE 2 THE TRANSACTION			13
SECTION	2.1	Purchase and Sale of Purchased Assets	13
SECTION	2.2	Assumption of Liabilities	13
SECTION	2.3	Local Transfer Agreements	13
SECTION	2.4	Consideration	14
SECTION	2.5	Working Capital Adjustment	15
SECTION	2.6	Allocation of Purchase Price	16
SECTION	2.7	Closing	17
SECTION	2.8	Initial Closing Deliverables	17
SECTION	2.9	Subsequent Closing Deliverables	19
SECTION	2.10	No Ongoing or Transition Services	20
SECTION	2.11	Intercompany Accounts	20
SECTION	2.12	Consents	20

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER			21
SECTION	3.1	Organization and Good Standing	21
SECTION	3.2	Authority and Enforceability	21
SECTION	3.3	No Conflict	22
SECTION	3.4	Capitalization and Ownership of PD Cyprus	22
SECTION	3.5	Capitalization and Ownership of the Joint Venture	22
SECTION	3.6	Financial Statements	23
SECTION	3.7	Operation of the Business	24
SECTION	3.8	Title to Purchased Assets; Sufficiency of Purchased Assets	24
SECTION	3.9	Real Property	24
SECTION	3.10	Intellectual Property	25
SECTION	3.11	Contracts	25
SECTION	3.12	Tax Matters	26
SECTION	3.13	Employment, Benefit and Labor Matters	27
SECTION	3.14	Environmental Matters	28
SECTION	3.15	Governmental Authorizations	29
SECTION	3.16	Legal Proceedings	29
SECTION	3.17	Compliance with Law	29
SECTION	3.18	Insurance	29

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SECTION	3.19	Brokers Fees	30
SECTION	3.20	Records	30
SECTION	3.21	Transferring Employees.	30
SECTION	3.22	Effect of Contemplated Transactions	31
SECTION	3.23	Insolvency	31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER			31
SECTION	4.1	Organization and Good Standing	31
SECTION	4.2	Authority and Enforceability	31
SECTION	4.3	No Conflict	32
SECTION	4.4	Legal Proceedings	32
SECTION	4.5	Investment Intent	32
SECTION	4.6	Brokers Fees	32
SECTION	4.7	Financial Capacity	32
SECTION	4.8	Independent Investigation	33

ARTICLE 5 COVENANTS			33
SECTION	5.1	Access and Investigation	33
SECTION	5.2	Operation of the Business	33
SECTION	5.3	Consents and Filings	36
SECTION	5.4	Financing	37
SECTION	5.5	Confidentiality	37
SECTION	5.6	Public Announcements	38
SECTION	5.7	Further Actions; Post-Closing Cooperation	38
SECTION	5.8	Indemnification	38
SECTION	5.9	Insurance	39
SECTION	5.10	Designated Affiliates	39
SECTION	5.11	Credit and Performance Support Obligations	39
SECTION	5.12	Seller Names and Marks	40
SECTION	5.13	Supplements to Disclosure Schedules	40
SECTION	5.14	Non-Competition/Non-Solicitation	41
SECTION	5.15	Restructuring	42
SECTION	5.16	Post Closing Operation of the Business in Kuwait	42

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE			42
SECTION	6.1	Conditions to the Obligation of Purchaser at the Initial Closing	42
SECTION	6.2	Conditions to the Obligation of Seller at the Initial Closing	44
SECTION	6.3	Conditions to the Obligation of Purchaser at a Subsequent Closing	44

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SECTION	6.4	Conditions to the Obligation of Seller at a Subsequent Closing	46

ARTICLE 7 TERMINATION			47
SECTION	7.1	Termination Events	47
SECTION	7.2	Effect of Termination	48
SECTION	7.3	Certain Other Effects of Termination	49

ARTICLE 8 INDEMNIFICATION			50
SECTION	8.1	Indemnification by Seller	50
SECTION	8.2	Indemnification by Purchaser	50
SECTION	8.3	Claim Procedure	50
SECTION	8.4	Survival	51
SECTION	8.5	Limitations on Liability	52
SECTION	8.6	Exclusive Remedy	53
SECTION	8.7	No Duplication	54
SECTION	8.8	Adjustment to Purchase Price	54
SECTION	8.9	Employees	54

ARTICLE 9 TAX MATTERS			54
SECTION	9.1	Tax Returns and Covenants	54
SECTION	9.2	Allocation of Taxes	55
SECTION	9.3	Tax Contests	55
SECTION	9.4	Transfer Taxes	56
SECTION	9.5	Purchaser’s Claiming, Receiving or Using of Refunds, Overpayments and Prepayments	56
SECTION	9.6	Post-Closing Actions That Affect Liability for Taxes	56
SECTION	9.7	Assistance and Cooperation	56
SECTION	9.8	Tax Elections	57

ARTICLE 10 EMPLOYEE MATTERS			57
SECTION	10.1	Employees	57
SECTION	10.2	Benefit Plans	59

ARTICLE 11 GENERAL PROVISIONS			60
SECTION	11.1	Notices	60
SECTION	11.2	Amendment	61
SECTION	11.3	Waiver and Remedies	61
SECTION	11.4	Entire Agreement	61
SECTION	11.5	Assignment, Successors and No Third Party Rights	61

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SECTION	11.6	Severability	62
SECTION	11.7	Exhibits and Schedules	62
SECTION	11.8	Interpretation	62
SECTION	11.9	Expenses	62
SECTION	11.10	Governing Law	63
SECTION	11.11	Disputes	63
SECTION	11.12	Limitation on Liability	63
SECTION	11.13	Specific Performance	64
SECTION	11.14	No Joint Venture	64
SECTION	11.15	Descriptive Headings	64
SECTION	11.16	Counterparts	64
SECTION	11.17	Seller Parent Guarantee	65

Exhibits [Not Included]
Exhibit A - Sample Net Working Capital and Net Cash Calculation
Exhibit B - Deeds of Release
Exhibit C - Joint Venture Amendment
Exhibit D - Joint Venture Side Letter
Exhibit E ‑ Form of Transition Services Agreement
Exhibit F ‑ Form of Asset Transfer Agreement
Exhibit G - Purchase Price Allocation

Schedules
Seller Disclosure Schedule
Purchaser Disclosure Schedule

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SALE AND PURCHASE AGREEMENT
This Sale and Purchase Agreement (this “Agreement”) is entered into and effective as of the Effective Date (as defined below), by and between Weatherford Worldwide Holdings GmbH, a Swiss company with limited liability (“Seller”) and ADES International Holding Ltd., a Dubai International Financial Centre entity (“Purchaser”). Seller and Purchaser are at times hereinafter referred to collectively as the “Parties” and, each individually, as a “Party.”
RECITALS
1.    Seller, through certain of its direct and indirect Subsidiaries (as defined below), is engaged in the Business (as defined below).
2.    The Business is comprised of certain assets and liabilities that are part of Seller and its Subsidiaries’ businesses, including the Purchased Assets and Assumed Liabilities (each as defined below).
3.    Seller and the Selling Entities (as defined below) desire to sell, transfer and assign to Purchaser (or a Designated Affiliate (as defined below)) and divest themselves of the Purchased Assets and Assumed Liabilities, in one or two closings, and Purchaser desires to purchase and acquire the Purchased Assets and assume the Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement.
4.    To effect the sale of the Business, Seller and Purchaser are entering into this Agreement as of the Effective Date, and at the applicable Closing (as defined below) will enter into Transfer Agreements (as defined below) as required pursuant to Section 2.3 to effect the sale and transfer of the Purchased Assets and assignment of the Assumed Liabilities pursuant to the requirements of applicable local Laws (as defined below).
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual agreements and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. For the purposes of this Agreement:
(a)    “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person during the period for which the determination of affiliation is made. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to elect a majority of the board of directors (or governing authority) or to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, unless otherwise expressly provided for herein, neither Seller nor any of its Subsidiaries (including the Asset Selling Entities) or Purchaser nor any of its Subsidiaries shall be deemed an “Affiliate” of the Joint Venture.

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(b)    “Algeria Assets” means all of the right, title and interest in and to the following (which right, title and interest are held by the entities set forth in Section 1.1(b) of the Seller Disclosure Schedule):
(i)    the Rigs and related equipment (including transportation equipment) set forth on Section 1.1(b)(i) of the Seller Disclosure Schedule;
(ii)    subject to Section 2.12, the drilling and other Contracts set forth on Section 1.1(b)(ii) of the Seller Disclosure Schedule;
(iii)    all other equipment, inventories, including raw materials, works in process, semifinished and finished products, replacement and spare parts, packaging and labelling materials, operating supplies (including all broached and unbroached provisions) and inventory in transit or deposited in a warehouse, in each case to the extent used or intended for use in the Business in the People’s Democratic Republic of Algeria; and
(iv)    the Business Intellectual Property and Records relating to the Business in Algeria.
(c)    “Algerian Contracted Rigs” means any of the Rigs set forth in Section 1.1(b)(i) of the Seller Disclosure Schedule as are contracted to the Algerian Customer at the applicable Closing in respect of the Algeria Assets.
(d)    “Algerian Customer” means, collectively, either (i) Sonatrach, (ii) OC Sonatrach–First Calgary Petroleums or (iii) any other counterparty to the drilling Contracts with respect to the Algeria Assets as set forth in Section 1.1(b)(ii) of the Seller Disclosure Schedule (as the case may be), as updated pursuant to Section 5.13.
(e)    “Ancillary Agreements” means, collectively, the Transfer Agreements and the other agreements and instruments of transfer executed and delivered in connection with the Contemplated Transactions.
(f)    “Anti-Corruption Laws” means any Law for the prevention of public or commercial corruption and bribery or that requires compliance with international trade and sanctions that applies to the Business or the Joint Venture whether in the Territory or elsewhere including without limitation the Foreign Corrupt Practices Act 1977 and the UK Bribery Act 2010.
(g)    “Antitrust Laws” means any Law within the Territory governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.
(h)    “Asset Selling Entities” means, collectively, those entities set forth in Section 1.1(b) and Section 1.1(ss)(ii) of the Seller Disclosure Schedule that will sell, transfer and assign the Purchased Assets (other than the Purchased Equity) and Assumed Liabilities to Purchaser (or a Designated Affiliate) pursuant to this Agreement.
(i)    “Assignment Agreements” means the assignment of all right, title and interest in the Leases by the relevant Selling Entity to a Designated Affiliate in such form as the Parties shall reasonably agree (such agreement not to be unreasonably withheld).
(j)    “Assumed Liabilities” means the following Liabilities of the Asset Selling Entities:

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(i)    all Liabilities to the extent arising out of, in connection with or relating to acts or omissions in the conduct of the Business or the ownership or operation of the Purchased Assets by Purchaser or any of its Affiliates, in each case from and after the Closing and to the extent relating to a period on or after Closing;
(ii)    all Liabilities assumed by Purchaser or any of its Designated Affiliates pursuant to the Ancillary Agreements, the Assignment Agreements and Novation Agreements; and
(iii)    all Liabilities for or with respect to which Purchaser bears responsibility pursuant to Article 8 and Article 10;
provided that Assumed Liabilities shall not include the Liabilities of the Asset Selling Entities arising out of or incurred in connection with this Agreement, the Ancillary Agreements, the Assignment Agreements, the Novation Agreements or any Retained Taxes.
(k)    “Backlog” means for each of Rig numbers 155, 180, 776, 801, 808, 809, 810, 828, 870, 871 and 878 (which this Agreement contemplates will be the subject of a Drilling Contract at the Closing applicable to that Rig) the amounts set forth in Section 1.1(k) of the Seller Disclosure Schedule, as adjusted to reflect payments due to have been made under such Drilling Contracts between the Effective Date and the relevant Closing Date, as further set forth in Section 1.1(k) of the Seller Disclosure Schedule.
(l)    “Backlog Deduction” means a deduction to be made to the Kuwait Cash Consideration or the Algeria Cash Consideration, as applicable, calculated as of the applicable Closing as follows: (i) if the Backlog with respect to Rigs 155, 180, 776, 870, 871, 878, 808, 809 included in the Kuwait Assets is less than 90% of the Backlog set forth in Section 1.1(k) of the Seller Disclosure Schedule for such Rigs (or $584,838,258.30) or (ii) if the Backlog with respect to Rigs 801, 810 and 828 included in the Algeria Assets is less than 90% of the Backlog set forth in Section 1.1(k) of the Seller Disclosure Schedule for such Rigs (or $46,374,413.40), then (A) in the case of the Rigs included in the Kuwait Assets an amount equal to ten-thirty sixths of the applicable Backlog lost will be deducted from the Kuwait Cash Consideration; and (B) in the case of the Rigs included in the Algeria Assets an amount equal to one-third of the applicable Backlog lost will be deducted from the Algeria Cash Consideration, in each case as applicable, at the relevant Closing.
(m)    “Business” means the oil and gas land contract drilling business in the applicable Territory where, as and to the extent conducted by the Joint Venture or any Asset Selling Entity, as applicable, as of the Effective Date.
(n)    “Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Houston, Texas, U.S. or Dubai, United Arab Emirates are closed for normal banking business either under applicable Law or by action of any Governmental Authority.
(o)    “Business Information” means the terms of this Agreement and the other Transaction Documents and all information, know-how and techniques (in whatever form held), solely relating to the Business, Joint Venture and the Purchased Assets including information with respect to:
(i)    any products manufactured or sold or services rendered by the Joint Venture or any Asset Selling Entity;
(ii)    any documentation, formulae, designs, specifications, drawings, data, manuals or instructions relating to (i) above;

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(iii)    suppliers and distributors of the Joint Venture or any Asset Selling Entity; and
(iv)    the operations, management, administration or financial affairs of the Joint Venture and any Asset Selling Entity (including any accounts, business plans or forecasts, information relating to future business development or planning, information relating to the Transferring Employees and technical information relating to the Purchased Assets);
provided that Business Information shall not include any information, know-how, and techniques that (i) can be shown to have been in the public domain through no fault of Seller or any of its Affiliates in violation of this Agreement, (ii) was independently developed by Seller or its Affiliates without the use of Purchaser’s or its Affiliates’ (including the Joint Venture from and after Closing) confidential information, or (iii) was later lawfully acquired by Seller or any Affiliate from sources other than those related to its prior ownership of the Business.
(p)    “Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.
(q)    “Closing Net Cash” means the sum of (i) the amount of Cash Equivalents on hand or credited to any account open in the name of the Joint Venture with a financial institution (plus all uncollected bank deposits) minus (ii) Indebtedness of the Joint Venture, in each case calculated as of the close of business on the day immediately preceding the Closing Date in accordance with IFRS and Exhibit A.
(r)    “Closing Net Working Capital” means (a) the sum of the balances of the current asset line items of the Balance Sheet (excluding Cash Equivalents) minus (b) the sum of the balances of the current liabilities of the Balance Sheet, in each case calculated as of the close of business on the day immediately preceding the Closing Date in accordance with IFRS and Exhibit A.
(s)    “Code” means the U.S. Internal Revenue Code of 1986, as amended.
(t)    “Contemplated Transactions” means all of the transactions to be carried out in accordance with this Agreement, including the performance by the Parties of their other obligations under this Agreement and the Transaction Documents.
(u)    “Contract” means any contract, agreement, lease or license that is legally binding.
(v)    “Deeds of Release” means deeds of release in the form attached as Exhibit B or other customary documents executed by (i) Seller terminating and releasing the Joint Venture from liability under any intercompany arrangements among Seller or its Affiliates and the Joint Venture, and (ii) the holders of any Encumbrance, under Seller or its Affiliates existing banking arrangements pursuant to which any of the Purchased Assets are subject to pledges or other Encumbrances, in each case, as listed in Section 1.1(v) of the Seller Disclosure Schedule, confirming the release of such Encumbrance.
(w)    “Designated Affiliates” means the entities formed, or to be formed prior to the Closing Date, by Purchaser and listed in Section 1.1(w) of the Purchaser Disclosure Schedule.
(x)    “Drilling Contracts” means the drilling Contracts with respect to the Algeria Assets set forth in Section 1.1(b)(ii) of the Seller Disclosure Schedule and the drilling Contracts with respect to the Kuwait Assets set forth in Section 3.11(a) of the Seller Disclosure Schedule, as updated pursuant to Section 5.13.

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(y)    “Effective Date” means July 11, 2018, the date on which this Agreement was signed and entered into by the Parties.
(z)    “Employee” means any individual who is (i) an employee of the Selling Entities providing services to the Business or the Joint Venture or (ii) an employee of Seller or its Affiliates (other than those employees in (i) of this definition) who is seconded or assigned to the Selling Entities or the Joint Venture and work for such entities more than 50% of the time. An individual who would otherwise satisfy this definition but who is absent from active employment on the Closing Date on account of vacation, sick leave, disability leave, leave under any local Law which preserves employment or reemployment rights for the individual, or any other similar reason, shall nonetheless be an “Employee” hereunder.
(aa)    “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, right to acquire, condition, limitation or restriction, trust arrangement, title retention or other arrangement in any jurisdiction having the effect of constituting security or preference and any agreement to create any of the foregoing.
(bb)    “Environmental Law” means any Law concerning (i) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material, (ii) the protection of the environment or (iii) the health and safety of any Person.
(cc)    “Equity Selling Entity” means Weatherford Drilling International Holdings (BVI) Ltd., which will sell, transfer and assign the Purchased Equity to Purchaser (or a Designated Affiliate) pursuant to this Agreement.
(dd)    “Excluded Rig Deduction” means (i) for each of Rig numbers 155, 180, 776, 808, 809, 870, 871 and 878, which this Agreement contemplates will be the subject of a Drilling Contract at the Closing applicable to that Rig, ten-thirty sixths of the Backlog applicable to such Rig; (ii) for each of Rig numbers 801, 810 and 828, which this Agreement contemplates will be the subject of a Drilling Contract at the Closing applicable to that Rig, one-third of the Backlog applicable to such Rig; and (iii) for each of Rig numbers 102, 160, 171, 172, 802, 814, 815, 827 and 830 which this Agreement does not contemplate will be the subject of a Drilling Contract at the Closing, the amounts set forth in Section 1.1(dd) of the Seller Disclosure Schedule.
(ee)    “Governmental Authority” means any (i) nation, state or city (ii) federal, state, local, foreign, multinational or other government, or (iii) other governmental authority or instrumentality, including any regulatory or administrative agency, governmental commission, department, board, bureau, court or other tribunal.
(ff)    “Governmental Authorization” means any approval, consent, clearance, license, permit or registration issued or granted by, or otherwise obtained from, any Governmental Authority.
(gg)    “Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.
(hh)    “IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board.

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(ii)    “Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, for borrowed money, (ii) all obligations of such Person evidenced by promissory notes, bonds, debentures or other similar instruments or debt securities, (iii) all debt securities or warrants or other rights to acquire any debt securities of such Person, and (iv) all guarantee obligations of such Person of any of the foregoing indebtedness, obligations or debt securities of another Person.
(jj)    “Independent Contractor” means any individual who provides personnel services to the Business via a Third Party Contract.
(kk)    “Insolvency Event” means in relation to Seller and any Selling Entity (i) it is insolvent or bankrupt, within the meaning of the Laws of its country of formation or operation; (ii) it is currently contemplated that Seller or any Selling Entity will be making application for an administration order or the appointment of an administrator or trustee in bankruptcy in respect of that Person; (iii) a bankruptcy petition is presented; (iv) Seller or any Selling Entity enters into a voluntary arrangement or other dealing with any of its creditors with a view to avoiding, or in expectation of, insolvency or bankruptcy or (v) an applicable Government Authority takes possession or a trustee in bankruptcy (in the case of an individual) or a receiver or manager is appointed of the whole or any material part of that Seller or any Selling Entity’s assets and includes any equivalent or analogous Proceedings by whatever name known in whatever jurisdiction.
(ll)    “Intellectual Property” means all legal right, title or interest in the following arising under Law: (i) all patents and applications for patents, and all related reissues, divisions, continuations, and continuations-in-part thereof or invention discovery; (ii) all registered copyrights and copyright applications; (iii) all design, design registration or database rights; (iv) all Trademarks; (v) Internet addresses, domain names, and related registrations and applications; and (vi) all inventions, confidential know how, trade secrets, manufacturing and production processes and techniques.
(mm)    “Joint Venture” means United Precision Drilling Company W.L.L., a company incorporated in the State of Kuwait with limited liability with registration number 111743.
(nn)    “Joint Venture Amendment” means that certain agreement by and among the shareholders of the Joint Venture amending certain provisions of the Joint Venture agreement attached hereto as Exhibit C.
(oo)    “Joint Venture Side Letter” means a side letter among the shareholders to the Joint Venture, waiving certain provisions of the Joint Venture agreement in the form attached hereto as Exhibit D.
(pp)    “Joint Venture Trademarks” means any trademark, trademark registration, trademark application, service mark, trade name, logo, business name or brand name and all goodwill associated with the Joint Venture and its name “United Precision Drilling” solely within the Territory.
(qq)    “Judgment” means any order, injunction, judgment, ruling, decree or arbitration award in any Proceedings.
(rr)    “Knowledge” means, with respect to Seller, the (i) actual knowledge or (ii) reasonable belief after due inquiry of the Persons listed in Section 1.1(rr) of the Seller Disclosure Schedule and, with respect to Purchaser, the (A) actual knowledge or (B) reasonable belief after due inquiry, of those Persons listed in Section 1.1(rr) of the Purchaser Disclosure Schedule.
(ss)    “Kuwait Assets” means all of the right, title and interest:

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(i)    in and to the Purchased Equity (which right, title and interest are held by the Equity Selling Entity); and
(ii)    in and to the following (which right, title and interest are held by the entities set forth in Section 1.1(ss)(ii) of the Seller Disclosure Schedule):
(A)    the Rigs and related equipment (including transportation equipment) set forth on Section 1.1(ss)(ii)(A) of the Seller Disclosure Schedule;
(B)    the Leases and other Contracts set forth in Section 3.11(a) of the Seller Disclosure Schedule to which Rig Transport International (BVI) Ltd. is a party; and
(C)    the Management Systems and all other equipment, inventories, including raw materials, works in process, semifinished and finished products, replacement and spare parts, packaging and labelling materials, operating supplies (including all broached and unbroached provisions) and inventory in transit or deposited in a warehouse, in each case related to the Rigs to the extent used or intended for use in the Business in the State of Kuwait; and the right, title and interest to the Business Intellectual Property and Records relating to the Business in Kuwait (save to the extent the same is already vested in the Joint Venture).
(tt)    “Law” means any federal, state, local or foreign, law, rule or regulation, including Anti-Corruption Laws.
(uu)    “Leases” means those leases currently in place in respect of the Rigs and transport equipment leased to the Joint Venture as set forth in Section 1.1(uu) of the Seller Disclosure Schedule.
(vv)    “Liability” means any liability or obligation, absolute or contingent, accrued or unaccrued, known or unknown, matured or unmatured, liquidated or unliquidated, due or to become due.
(ww)    “Loss” means any direct and actual losses or damages (including reasonable attorney’s fees or other professional fees and expenses) and which includes lost profits with respect to any Drilling Contract included in the Purchased Assets or to which the Joint Venture is a party (subject to the limitations and conditions set forth in Section 11.12), but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including amounts calculated as a multiple of earnings or other similar measure).
(xx)    “Management Systems” means the management systems and processes (including software and information technology) used by the Joint Venture in the Business as set forth in Section 1.1(xx) of the Seller Disclosure Schedules.
(yy)    “Material Adverse Effect” means any event, change, circumstance, effect or other matter that has (or can be reasonably expected to have) a material adverse effect on (i) the financial condition or results of operations or the goodwill of the Business or the Purchased Assets, taken as a whole, or (ii) the ability of Seller or any Selling Entity to consummate timely the Contemplated Transactions; provided that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (A) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (B) any action taken or not taken at the request of, or consented to by, Purchaser, (C) changes in Laws, IFRS (or any other applicable accounting standards) or enforcement or interpretation thereof, (D) any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism, or (E) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters; except with respect to clauses (A), (C) and (D), only to the extent that such changes disproportionately have a greater adverse impact on the Business, taken as a whole, as compared to other companies operating in the same industries and markets in which the Business operates.

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(zz)    “Material Contract” means all Contracts included in the Purchased Assets and all Contracts to which the Joint Venture is a party and which are disclosed pursuant to Section 3.11(a).
(aaa)    “Novation Agreements” means the novation agreements to be entered into by Weatherford Holdings (BVI) Ltd, the relevant Algerian Customer and Purchaser’s Designated Affiliate in respect of the Algerian Contracted Rigs, in such form as the Parties reasonably shall agree (such agreement not to be unreasonably withheld).
(bbb)    “Ordinary Course” means the ordinary and usual course of the Business consistent with past practice, including without limitation as it relates to the operation and maintenance of the Rigs (and the replacement and refurbishment of Rig inventory, spare parts and consumable materials).
(ccc)    “Other Taxes” means all Taxes of the Joint Venture, PD Cyprus and with respect to the other Purchased Assets that are not Retained Taxes.
(ddd)    “PD Cyprus” means Precision Drilling (Cyprus) Limited, a private company limited by shares incorporated in the Republic of Cyprus with registration number 130185.
(eee)    “Permitted Encumbrance” means any (i) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens arising or incurred in the Ordinary Course of the Business that do not materially detract from the value of the property encumbered thereby, (ii) liens for Taxes that are not yet due and payable or that are being contested in good faith, (iii) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation or guaranties and deposits to secure public or statutory obligations of such entity, in each case to the extent securing obligations which constitute Excluded Liabilities which are not overdue for payment and which will be paid by Seller or its Affiliates immediately following any Closing pursuant to this Agreement or any other Transaction Document and which when taken together with all other Permitted Encumbrances do not secure an amount which in aggregate is in excess of $50,000 and (iv) such other liens, Encumbrances or defects or imperfections of title set forth in Section 1.1(eee) of the Seller Disclosure Schedule.
(fff)    “Person” means an individual or an entity, including a corporation, limited liability or other company, joint venture, partnership, trust, association or other business or investment entity, or any Governmental Authority.
(ggg)    “Post-Closing Period” means any Tax period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.
(hhh)    “Pre-Closing Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
(iii)    “Proceeding” means any action, mediation, arbitration, investigation, litigation, enforcement proceeding or suit commenced, brought by or before, or otherwise involving, any Governmental Authority court, tribunal, department board, agency or arbitrator.
(jjj)    “Purchased Assets” means, collectively, the Algeria Assets and Kuwait Assets.

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(kkk)    “Purchased Equity” means the equity interests in PD Cyprus to be transferred by the Equity Selling Entity to Purchaser (or a Designated Affiliate) hereunder.
(lll)    “Records” all records and other storage media, regardless of form or characteristics, containing Business Information or on or in which Business Information is recorded or stored, whether machine-readable or not (including computer disks, hard drives, servers, universal serial bus (USB) sticks, the cloud, books, photographs and other documentary materials), but in each case excluding portions of such items to the extent they are (i) included in, or primarily related to, any assets of Seller or its Affiliates that are not Purchased Assets or (ii) Excluded Liabilities.
(mmm)    “Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.
(nnn)    “Retained Taxes” means all Taxes (i) borne or otherwise imposed by Law on Seller, the Selling Entities or any of their Affiliates (for the avoidance of doubt, other than PD Cyprus or the Joint Venture) with respect to such entity’s income or capital gains as a result of the transfer of the Purchased Equity and the Purchased Assets and (ii) of PD Cyprus and the Joint Venture and with respect to the other Purchased Assets, in each case for or relating to (as determined under Section 9.2) any Pre-Closing Period; provided that Retained Taxes shall not include (a) any Taxes of the Joint Venture to the extent that a provision or reserve for the Liability is made or the Liability is otherwise taken into account, or its actual or assumed payment or discharge is taken into account, on the Financial Statements, (b) any Transfer Taxes (other than Transfer Taxes resulting from a wrongfully transferred Purchased Asset pursuant to Section 9.4), and (c) any Taxes resulting from any non-ordinary course of business transactions effectuated by Purchaser on the Closing Date, except for those transactions, if any, expressly provided for in the Transaction Documents.
(ooo)    “Rigs” means, collectively, the drilling rigs set forth in Section 1.1(b)(i) and Section 1.1(ss)(ii)(A) of the Seller Disclosure Schedule, and related drawings, operating manuals and other documents pertaining thereto.
(ppp)    “Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.
(qqq)    “Seller Plan” means any plan, fund or program maintained, sponsored or contributed to by Seller, any Asset Selling Entity, or any of their respective Affiliates, providing compensation (other than salary), benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, fringe benefit or similar employee benefits to Employees and former Employees, including officers and directors of the Business, but excluding (a) any Contract, plan, fund or program required to be maintained or contributed to by the Laws of the applicable jurisdiction and (b) any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an Employee.
(rrr)    “Selling Entities” means the Asset Selling Entities and the Equity Selling Entity.
(sss)    “Seller Parent” means Weatherford International plc, an Irish public limited company.

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(ttt)    “Sonatrach” means Sociėtė Nationale Pour La Recherche, La Production, Le Transport, La Transformation et La Commercialisation de Hydrocarbures of Algeria.
(uuu)    “Sponsored Plan” means Seller Plans that are maintained, sponsored, contributed to or required to be contributed solely by the Joint Venture and that provide coverage or benefits for the current or former employees of the Joint Venture.
(vvv)    “Straddle Period” means any Tax period that begins before and ends after the Closing Time.
(www)    “Subsidiary” means, with respect to a specified Person, any Person of which securities having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person are held by the specified Person or one or more of its Subsidiaries.
(xxx)    “Tax” means (a) any country, state, local, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security, housing fund contributions, social security contributions, retirement savings fund contributions or other tax or contributions of whatever kind (including any fee, assessment or other charges or similar items in the nature of or in lieu of any tax) that is imposed by any Governmental Authority and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any item described in provision (a) of this definition or any related contest or dispute.
(yyy)    “Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes).
(zzz)    “Tax Benefit” shall mean a current reduction in the Indemnified Party’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment) arising from a Tax deduction, credit or refund. In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.
(aaaa)    “Tax Contest” means an audit, claim, demand, dispute or Proceeding relating to Taxes.
(bbbb)    “Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including (without limitation) any of the same which are required to be filed with any Governmental Authority including any schedule or attachment thereto, and including any amendment thereof.
(cccc)    “Termination Cap” means an amount equal to 7% of the Cash Consideration as agreed liquidated damages.
(dddd)    “Territory” means, collectively, the People’s Democratic Republic of Algeria and the State of Kuwait.

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(eeee)    “Third Party” means any Person other than Seller, any Selling Entity, the Joint Venture, Purchaser, and their respective Affiliates (and expressly excluding any Employees or Independent Contractors).
(ffff)    “Trademark” means any trademark, trademark registration, trademark application, service mark, trade name, logo, business name or brand name and all goodwill associated with any trademark.
(gggg)    “Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the Joint Venture Amendment, the Joint Venture Side Letter, the Escrow Agreement, the Transition Services Agreement, the Deeds of Release, Assignment Agreements, Novation Agreements and any other agreements as the Parties may mutually agree.
(hhhh)    “Transfer Taxes” means all transfer (including stock transfer), documentary, sales, excise, use, registration, value-added, stamp, registration, recording, and other similar Taxes (including any penalties, interest, and additions to Tax) incurred in connection with the transfer of Purchased Assets and the Purchased Equity by the Selling Entity to the Designated Affiliates of Purchaser pursuant to this Agreement and the Contemplated Transactions.
(iiii)    “Transferring Employees” means all Employees who (i) receive and accept an offer of employment from Purchaser or its Designated Affiliates or (ii) continue to be employed by the Joint Venture, in each case as of the applicable Closing Date.
(jjjj)    “Transition Services Agreement” means the transition services agreement to be entered into between Seller and Purchaser in connection with services to be provided by Seller or its Affiliates to the Business after the Closing, substantially in the form attached hereto as Exhibit E.
(kkkk)    “Transitional Marks” means the Trademarks set forth in Section 1.1(kkkk) of the Seller Disclosure Schedule.
(llll)    “Treasury Regulations” means the regulations issued by the U.S. Treasury Department under the Code.
(mmmm)    “U.S.” means the United States of America.
Section 1.2     Additional Defined Terms. For purposes of this Agreement and the Transaction Documents, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Algeria Cash Consideration	2.4
Asset Transfer Agreements	2.3
Balance Sheet	3.6(a)(ii)
Balance Sheet Date	3.6(a)(ii)
Bankruptcy and Equity Exception	3.2(a)
Business Intellectual Property	3.10
Business Leased Real Property	3.9(a)
Cash Consideration	2.4
Claim Notice	8.3(a)
Closing	2.7(a)

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Closing Date	2.7(a)
Closing Time	2.7(a)
Controlling Party	8.3(d)
Deductible	8.5(a)
Deposit	2.4(a)
Dispute Notice	2.5(b)
Dispute Representatives	11.11(a)
Employees List	3.13(a)
Escrow Agent	2.4(a)
Escrow Agreement	2.4(a)
Excluded Liabilities	2.2
Final Allocation	2.6
Final Closing Net Cash	2.5(c)
Final Closing Net Working Capital	2.5(c)
Financial Statements	3.6(a)
Financing Commitments	4.7
ICC	11.11(b)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.5(c)
Independent Contractors List	3.13(a)
Initial Closing	2.7(b)
Initial Closing Date	2.7(b)
Initial End Date	7.1(f)
KOC	5.16
Kuwait Cash Consideration	2.4
Net Working Capital and Net Cash Calculation	2.5(a)
Non-controlling Party	8.3(d)
Party	Preamble
PD Cyprus/Joint Venture Indemnified Party	Section 5.8
Purchase Price	2.4
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
Recipient	9.3(a)
Relevant Amount	Section 5.11
Restructuring	5.15
Restructuring Plan	5.15
Rig Capital Expenditure Program	5.2(b)
Rules	11.11(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Guarantees	Section 5.11
Seller Indemnified Parties	8.2
Subsequent Closing	2.7(b)
Subsequent Closing Date	2.7(b)
Subsequent End Date	7.1(i)
Target Net Working Capital Amount	2.5(d)
Team Source	3.13(a)
Third Party Claim	8.3(b)
Transfer Agreements	2.3

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Section 1.3    Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
Section 1.4    Currency. Any monetary amount used or referred to under this Agreement as of or after the Closing Date (as defined below) shall be in U.S. Dollars. If any Law requires the use of a local currency, the conversion rate from or to U.S. Dollars shall be calculated using the then-current spot currency exchange rate as provided by Bloomberg as of 3:00 p.m. Houston, Texas time on the Business Day prior to the day on which such monetary amount is required to be determined pursuant to this Agreement.
Article 2
THE TRANSACTION

Section 2.1    Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, in one or two closings, Seller shall, against the receipt by Seller of the consideration specified in Section 2.4, cause each Selling Entity to sell, transfer and assign to Purchaser (or its Designated Affiliates), and Purchaser shall purchase and acquire on behalf of itself and its Designated Affiliates the Purchased Assets from the Selling Entities, free and clear of all Encumbrances (except with respect to the Purchased Assets other than the Rigs, which shall be sold, transferred and assigned, free and clear of all Encumbrances other than Permitted Encumbrances).

Section 2.2    Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of any applicable Closing (as defined below), Purchaser shall, or shall cause each applicable Designated Affiliate to assume and timely satisfy, pay, perform and discharge when due the Assumed Liabilities relating to the applicable Closing. Except as otherwise provided herein, the Asset Selling Entities shall retain all Liabilities of the Asset Selling Entities other than the Assumed Liabilities (the “Excluded Liabilities”).
Section 2.3    Local Transfer Agreements. In furtherance of the purchase and sale of the Purchased Assets pursuant to Section 2.1 and the assumption of the Assumed Liabilities pursuant to Section 2.2, subject to the conditions in this Agreement, at the applicable Closing the Parties shall and shall cause their respective Affiliates to enter into (i) with respect to the Purchased Assets (other than the Purchased Equity), short form asset transfer agreements in the form attached hereto as Exhibit F (“Asset Transfer Agreement”), except for: (a) the deletion of provisions which are inapplicable to the Purchased Assets or Assumed Liabilities within the applicable jurisdiction; (b) such changes as may be necessary to satisfy the requirements of applicable local Law, including any delayed closing resulting from applicable Law; and (c) such changes as may be reasonably agreed upon in writing by the Parties, and (ii) such other forms and documents reasonably required to effect the transfer

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of the Purchased Assets and assumption of the Assumed Liabilities, in each case subject to the conditions of this Agreement and on a country-by-country basis (collectively, the “Transfer Agreements”). The Transfer Agreements are intended to be simple transfer agreements solely to reaffirm representations and warranties as to title and certain other matters and to ensure compliance with applicable local Laws relating to the transfer of the Purchased Assets and Assumed Liabilities or to cause the transfer of the Purchased Assets and Assumed Liabilities under applicable local Law, which cannot be accomplished through this Agreement alone.

Section 2.4    Consideration. The consideration for the Purchased Assets (the “Purchase Price”) consists of (i) the payment at the applicable Closing by Purchaser of $135,000,000 for the Kuwait Assets (“Kuwait Cash Consideration”) and $60,000,000 for the Algeria Assets (“Algeria Cash Consideration”) for a total cash consideration of $195,000,000, in each case reduced by the amount of any Backlog Deduction and any Excluded Rig Deduction, as applicable, calculated on the applicable Closing Date (the “Cash Consideration”) and (ii) the assumption by Purchaser of the Assumed Liabilities. The Purchase Price shall be exclusive of any value added taxes, at any such Closing. The Cash Consideration shall be paid as follows:
(a)    On the Effective Date, Purchaser, on behalf of itself and the Designated Affiliates, is delivering an amount in cash in immediately available funds equal to $29,250,000 (the “Deposit”) to U.S. Bank National Association, as escrow agent (“Escrow Agent”), pursuant to the terms of this Section 2.4(a) and an escrow agreement executed by Seller, Purchaser and the Escrow Agent prior to the Effective Date (the “Escrow Agreement”). Seller has executed and delivered this Agreement first and immediately on Purchaser’s execution and delivery of this Agreement, Purchaser has provided Seller a copy of wire instructions (in the form of a SWIFT code and related paperwork) evidencing the sending of the Deposit funds via wire pursuant to which the Deposit is being delivered to the Escrow Agent. At the Initial Closing, the Deposit (together with any accrued interest thereon) less 50% of the fees and expenses of the Escrow Agent, shall be credited against the Purchase Price and paid to Seller pursuant to the Escrow Agreement; provided that if there is an Initial Closing at which only the Kuwait Assets or Algeria Assets are sold, the Deposit shall be credited against the Purchase Price and paid to Seller as follows: (i) if the Kuwait Assets are sold in the Initial Closing, then $20,250,000 (together with any accrued interest thereon), less 50% of the fees and expenses of the Escrow Agent, shall be credited against the Kuwait Cash Consideration and paid to Seller at the Initial Closing, with the remainder to be held in escrow by the Escrow Agent and credited against the remainder of the Purchase Price and paid to Seller at the relevant Subsequent Closing and (ii) if the Algeria Assets are included in the Initial Closing, then $9,000,000 (together with any accrued interest thereon), less 50% of the fees and expenses of the Escrow Agent, shall be credited against the Algeria Cash Consideration and paid to Seller at the Initial Closing, with the remainder to be held in escrow by the Escrow Agent and credited against the remainder of the Purchase Price and paid to Seller at the relevant Subsequent Closing. Seller shall pay 50% of the fees and expenses of the Escrow Agent on any Closing. If this Agreement is terminated in accordance with Section 7.1, the Deposit shall be distributed in accordance with Section 7.3(b).
(b)    Subject to the terms and conditions of this Agreement, and subject further to Section 2.4(c), at the Initial Closing, Purchaser, on behalf of itself and the Designated Affiliates, shall (i) pay to Seller, on behalf of itself and the Designated Affiliates, the Cash Consideration (less the amount of any Backlog Deduction or Excluded Rig Deduction, as applicable), less the amount to be credited against the Purchase Price in accordance with Section 2.4(a), to such bank account(s) of Seller or the Selling Entities designated by Seller and (ii) assume, or cause its Designated Affiliates to assume, the Assumed Liabilities.
(c)    In the event there is an Initial Closing at which only the Kuwait Assets or Algeria Assets are sold, at the Initial Closing, Purchaser, on behalf of itself and the Designated Affiliates, shall (i) pay to Seller, on behalf of itself and the Designated Affiliates, the Kuwait Cash Consideration or the Algeria Cash Consideration

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(less the amount of any Backlog Deduction or Excluded Rig Deduction, as applicable), less the amount to be credited against the Purchase Price in accordance with Section 2.4(a), to such bank account(s) of Seller or the Selling Entities designated by Seller and (ii) assume, or cause its Designated Affiliates to assume, the Assumed Liabilities relating to the Kuwait Assets or Algeria Assets, as applicable. At any Subsequent Closing, Purchaser, on behalf of itself and the Designated Affiliates, shall (A) pay to Seller, on behalf of itself and the Designated Affiliates, the Kuwait Cash Consideration or the Algeria Cash Consideration (less the amount of any Backlog Deduction or Excluded Rig Deduction, as applicable), less the amount to be credited against the Purchase Price in accordance with Section 2.4(a), to such bank account(s) designated by Seller and (B) assume, or cause its Designated Affiliates to assume, the Assumed Liabilities relating to the Kuwait Assets or Algeria Assets, as applicable.
Section 2.5    Working Capital Adjustment.
(a)    Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a written notice containing Purchaser’s good faith calculation of (i) the Closing Net Working Capital, including the components thereof and in a manner consistent with the definition thereof and (ii) the Closing Net Cash, including the components thereof and in a manner consistent with the definition thereof (collectively, the “Net Working Capital and Net Cash Calculation”).
(b)    After receipt of the Net Working Capital and Net Cash Calculation, Seller shall have 60 days to review the Net Working Capital and Net Cash Calculation and, if applicable, prepare written notice of any dispute regarding the Net Working Capital and Net Cash Calculation (a “Dispute Notice”). During such 60 day period, Purchaser shall, and shall cause each of its Affiliates to, provide Seller and Seller’s representatives with full access to the books, records, facilities and Transferring Employees, including providing the work papers used in the preparation of, and the other written documentation supporting the basis of, Purchaser’s determination of the Net Working Capital and Net Cash Calculation, as may be reasonably necessary for Seller and its Affiliates and their respective representatives to evaluate the Net Working Capital and Net Cash Calculation. If Seller does not deliver a Dispute Notice to Purchaser within 60 days after receipt of the Net Working Capital and Net Cash Calculation, the Net Working Capital and Net Cash Calculation shall be deemed the Final Closing Net Working Capital and Final Closing Net Cash for all purposes hereunder. Prior to the end of such 60 day period, Seller may accept the Net Working Capital and Net Cash Calculation by delivering written notice to that effect to Purchaser, in which case the Net Working Capital and Net Cash Calculation shall be deemed the Final Closing Net Working Capital and the Final Closing Net Cash for all purposes hereunder when such notice is given.
(c)    If Seller timely delivers a Dispute Notice to Purchaser, then the Parties will attempt in good faith, for a period of 30 days, to resolve such dispute. Any resolution by the Parties during such 30 day period as to any disputed items must be in writing and will be final and binding on the Parties for purposes of Section 2.5(d). If the Parties do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Parties will submit the remaining items in dispute to Deloitte Touche Tohmatsu Limited for resolution, or if that firm is unwilling or unable to serve, the Parties will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of Purchaser or Seller. If the Parties are unable to jointly select such independent accounting firm within 10 days after such 30 day period, Purchaser, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized international standing and such selected accounting firms will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Purchaser or Seller; provided that if either Purchaser, on the one hand, or Seller, on the other hand, fail to select such independent accounting firm during this such 10 day period, then the Parties agree that the independent

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accounting firm selected by the other Party will be the independent accounting firm selected by the Parties for purposes of this Section 2.5(c) (such selected independent accounting firm, the “Independent Accounting Firm”). Purchaser and Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Net Working Capital and Net Cash Calculation. The Independent Accounting Firm shall render its determination within 45 days after referral of the items to such firm. The Independent Accounting Firm’s determination of the Net Working Capital and Net Cash Calculation as set forth in its report will be final and binding on the Parties for purposes of Section 2.5(d). The fees and expenses of the Independent Accounting Firm will be shared by Purchaser and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Purchaser and Seller, respectively. For purposes of complying with this Section 2.5(c), Purchaser and Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Seller and Purchaser shall revise the Net Working Capital and Net Cash Calculation to reflect the resolution of any disputes with respect thereto pursuant to this Section 2.5(c) and, as so revised, such Net Working Capital and Net Cash Calculation shall be deemed to set forth the final Closing Net Working Capital (the “Final Closing Net Working Capital”) and the final Closing Net Cash (the “Final Closing Net Cash”) for all purposes hereunder.
(d)    If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.5 is less than $41,562,000 (the “Target Net Working Capital Amount”), then Seller shall pay to Purchaser the amount of such difference in cash. If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.5 is greater than the Target Net Working Capital Amount, then Purchaser shall pay to Seller the amount of such difference in cash. If the Final Closing Net Cash as finally determined pursuant to this Section 2.5 is less than $0, then Seller shall pay to Purchaser the amount of such difference in cash. If the Final Closing Net Cash as finally determined pursuant to this Section 2.5 is greater than $0, then Purchaser shall pay to Seller the amount of such difference in cash. Any payment to Purchaser or Seller, as applicable, pursuant to this Section 2.5 will be effected by wire transfer of immediately available funds to an account designated by Purchaser or Seller, as applicable. Such payments will be made within five Business Days following the final determination of the Final Closing Net Working Capital and Final Closing Net Cash in accordance with this Section 2.5. Any amounts payable by Seller or Purchaser pursuant to this Section 2.5(d) shall be offset and reduced by the amount payable to Seller or Purchaser, as applicable, by the other Party pursuant to this Section 2.5(d).
(e)    The purpose of this Section 2.5 is to determine the final Purchase Price to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will not be deemed to be an indemnification pursuant to Article 8. In no event will Seller be obligated to indemnify any Purchaser Indemnified Party under Article 8 for any Loss as a result of, or based upon or arising from, any Liability, to the extent such Liability is reflected in the calculation of the Final Closing Net Working Capital or Final Closing Net Cash as finally determined pursuant to this Section 2.5 and Article 8 and Article 9 shall not apply to this Section 2.5. Any payment made pursuant to this Section 2.5 will be treated by the Parties for all purposes as an adjustment to the Purchase Price (and the Kuwait Cash Consideration comprised therein) and will not be subject to offset for any reason.
Section 2.6    Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price for all Tax and Purchaser’s financing purposes in accordance with the consideration paid for each of the Kuwait Assets and Algeria Assets as set forth in Exhibit G (the “Final Allocation”). Each of Seller and Purchaser and their respective Affiliates shall (a) timely file all forms and Tax Returns required to be filed in connection with the Final Allocation, (b) be bound by such Final Allocation for purposes of determining Taxes

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related to the transfer of the Purchased Assets, (c) prepare and file, or cause to be prepared and filed, its Tax Returns on a basis consistent with such Final Allocation and (d) take no position, or cause no position to be taken, inconsistent with such Final Allocation on any applicable Tax Return, in any Proceeding before any Governmental Authority, in any report made for Tax purposes, in any Tax litigation, or otherwise with respect to any Tax. If the Final Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party concerning the existence and resolution of such dispute and the Parties agree to use their commercially reasonable best efforts to defend such Final Allocation in such dispute. The Parties acknowledge that the Final Allocation shall not be binding in relation to claims, disputes or Proceedings other than those within the scope of this Section 2.6.
Section 2.7    Closing.
(a)    The consummation of the Contemplated Transactions shall take place at one or two closings (each, a “Closing”) at the offices of Baker & McKenzie LLP, 700 Louisiana Street, Suite 3000, Houston, Texas, 77002 U.S., at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver by the relevant Party of the conditions to the obligations of the Parties set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the related Closing, but subject to the fulfillment or waiver by the relevant Party of those conditions), or at such other place or at such other time or on such other date as the Parties may mutually agree in writing (any such date, the “Closing Date”). For all purposes under this Agreement and each of the Transaction Documents, all matters at the applicable Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the applicable Closing will be deemed to have occurred at such time as mutually agreed on the Closing Date (the “Closing Time”), on the applicable Closing Date irrespective of the actual occurrence of the Closing at any particular time on the applicable Closing Date.
(b)    At the initial Closing (the “Initial Closing” the date of which shall be the “Initial Closing Date”), the purchase and sale of all of the Purchased Assets shall be consummated upon satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the related Closing, but subject to the fulfillment or waiver of those conditions); provided, however, that if the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the related Closing, but subject to the fulfillment or waiver of those conditions) has not occurred with respect to either the Kuwait Assets or Algeria Assets (but has occurred with respect to one such group of assets in respect of all the Purchased Assets in such group), then the purchase and sale of the Kuwait Assets or the Algeria Assets (as the case may be) for which the conditions in Section 6.1 and Section 6.2 have been satisfied or waived shall be included in the Initial Closing, and the Kuwait Assets or the Algeria Assets (as the case may be) for which the conditions have not been satisfied or waived shall be excluded from the Initial Closing, and the purchase and sale thereof shall be consummated at a subsequent Closing promptly after the satisfaction of the conditions set forth in Section 6.3 and Section 6.4 (such subsequent Closing, a “Subsequent Closing” the date of which shall be the “Subsequent Closing Date”). For the avoidance of doubt notwithstanding anything else in this Agreement, there shall be no Closing in respect of part of the Kuwait Assets only or part of the Algeria Assets only.
Section 2.8    Initial Closing Deliverables.
(a)    At the Initial Closing, Seller shall deliver, or cause to be delivered, to Purchaser:
(i)    the Transaction Documents applicable to the Initial Closing (and any deliverables required at Closing under the terms of those Transaction Documents) executed by Seller, any Selling Entity or the Joint Venture, or their respective Affiliates, as applicable;

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(ii)    if the Kuwait Assets are sold in the Initial Closing, (A) all certificates (if any) representing the Purchased Equity, together with duly executed instruments of transfer related thereto, (B) documents accepting the resignations referred to in Section 2.8(a)(iii), (C) a document revoking the current bank mandates of the Joint Venture and PD Cyprus and resolving to replace them with new bank mandates appointing the signatories to those accounts required by Purchaser, in form and substance reasonably satisfactory to Purchaser and (D) a legal opinion addressed to Purchaser and its Designated Affiliate that will purchase the Purchased Equity from Dr. K. Chrysostomides & Co LLC, as Cypriot counsel to Seller, confirming that the effect of the Restructuring is that PD Cyprus will be liable for the specific liabilities as set forth in the Restructuring Plan and attaching a certified copy of the court order effecting the Restructuring Plan as filed with the Registrar of Companies in Cyprus;
(iii)    subject to Section 5.16, if the Kuwait Assets are sold in the Initial Closing, resignations, effective as of the Initial Closing Date, of each director and officer of PD Cyprus that has been appointed by the Equity Selling Entity and each director and officer of the Joint Venture that has been appointed by PD Cyprus, to the extent requested in writing by Purchaser;
(iv)    a certificate, dated as of the Closing Date, executed by Seller confirming the satisfaction of the conditions specified in Section 6.1(a) and 6.1(b) and the incumbency of each officer of Seller and any Selling Entity executing this Agreement and any Transaction Document;
(v)    a copy of the resolutions of the board of directors (or equivalent governing body) of Seller and each Selling Entity authorizing the execution of this Agreement, any amendment thereof, and the Transaction Documents to which they are a party, and a certified excerpt of the resolutions of the board of directors of Seller Parent approving the Contemplated Transactions; and
(vi)    such evidence as Purchaser shall reasonably require that all payments and other benefits due to any Employee due to the consummation of the sale of the Algeria Assets or Kuwait Assets, as applicable, at the Initial Closing as referred to in Section 3.13(c) of the Seller Disclosure Schedule have been settled by Seller.
(b)    At the Initial Closing, Purchaser shall deliver, or cause to be delivered, to Seller:
(i)    such part of the Cash Consideration as is due in accordance with Section 2.4 by wire transfer of immediately available funds into the account(s) designated in writing by Seller;
(ii)    the Transaction Documents applicable to the Initial Closing executed by Purchaser or the Designated Affiliates, or their respective Affiliates, as applicable;
(iii)    a certificate, dated as of the Closing Date, executed by Purchaser confirming the satisfaction of the conditions specified in Section 6.2(a) and 6.2(b) and the incumbency of each officer of Purchaser and any Designated Affiliate executing this Agreement and any Transaction Document; and
(iv)    a copy of the resolutions of the board of directors (or equivalent governing body) of Purchaser and each Designated Affiliate authorizing the execution of this Agreement, any amendment thereof, and the Transaction Documents to which they are a party.

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Section 2.9    Subsequent Closing Deliverables.
(a)    At any Subsequent Closing, Seller shall deliver, or cause to be delivered, to Purchaser:
(i)    the Transaction Documents applicable to the Subsequent Closing (and any deliverables required at Closing under the terms of those Transaction Documents), executed by Seller, any Selling Entity, or their respective Affiliates, as applicable;
(ii)    if the Kuwait Assets are sold in the Subsequent Closing, (A) all certificates (if any) representing the Purchased Equity, together with duly executed instruments of transfer related thereto, (B) documents accepting the resignations referred to in Section 2.9(a)(iii), (C) a document revoking the current bank mandates of the Joint Venture and PD Cyprus and resolving to replace them with new bank mandates appointing the signatories to those accounts required by Purchaser, in form and substance reasonably satisfactory to Purchaser and (D) a legal opinion addressed to Purchaser and its Designated Affiliate that will purchase the Purchased Equity from Dr. K. Chrysostomides & Co LLC, as Cypriot counsel to Seller, confirming that the effect of the Restructuring is that PD Cyprus will be liable for the specific liabilities as set forth in the Restructuring Plan and attaching a certified copy of the court order effecting the Restructuring Plan as filed with the Registrar of Companies in Cyprus;
(iii)    subject to Section 5.16, if the Kuwait Assets are sold in the Subsequent Closing, resignations, effective as of the Subsequent Closing Date, of each director and officer of PD Cyprus that has been appointed by the Equity Selling Entity and each director and officer of the Joint Venture that has been appointed by PD Cyprus, to the extent requested in writing by Purchaser;
(iv)    a certificate, dated as of the Closing Date, executed by Seller confirming the satisfaction of the conditions specified in Section 6.3(a) and Section 6.3(b) and the incumbency of each officer of Seller and any Selling Entity executing this Agreement and any Transaction Document and certifying that the resolutions referred to in Section 2.8(a)(v) remain in full force and effect and have not been amended or revoked; and
(v)    such evidence as Purchaser shall reasonably require that all payments and other benefits due to any Employee due to the consummation of the sale of the Algeria Assets or Kuwait Assets, as applicable, at the Initial Closing as referred to in Section 3.13(c) of the Seller Disclosure Schedule have been settled by the Seller.
(b)    At any Subsequent Closing, Purchaser shall deliver, or cause to be delivered, to Seller:
(i)    such portion of the Cash Consideration as is due in accordance with Section 2.4 by wire transfer of immediately available funds into the account(s) designated in writing by Seller;
(ii)    the Transaction Documents applicable to the Subsequent Closing, executed by Purchaser or the Designated Affiliates, or their respective Affiliates, as applicable; and
(iii)    a certificate, dated as of the Closing Date, executed by Purchaser confirming the satisfaction of the conditions specified in Section 6.4(a) and Section 6.4(b) and the incumbency of each officer of Purchaser and any Designated Affiliate executing this Agreement and any Transaction Document and certifying that the resolutions referred to in Section 2.8(b)(iv) remain in full force and effect and have not been amended or revoked.

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Section 2.10    No Ongoing or Transition Services. Except as provided for in this Agreement and the Transition Services Agreement, which shall be limited in scope to the transition services set forth therein at the applicable Closing, Seller shall not be required to provide any management, facilities, data processing, accounting, insurance, banking, personnel, legal, compliance, communications and other services and related products to Purchaser or any of its respective Affiliates after the applicable Closing, it being acknowledged and agreed that (except as set out therein) all such services and products, including any Contracts or understandings with respect thereto, will cease and terminate at the applicable Closing without any further action or Liability on the part of Seller or its Affiliates.
Section 2.11    Intercompany Accounts. On or prior to the Initial Closing Date:
(a)    Except as set forth in Section 2.11(a) of the Seller Disclosure Schedule, all intercompany accounts and Indebtedness owed by or among Seller or its Affiliates, on the one hand, and the Joint Venture, on the other hand, shall be cancelled, paid or otherwise settled by Seller or its Affiliates; provided, however, that the Parties agree that for the cancellation of intercompany accounts and Indebtedness of up to an aggregate of $10,000,000 pursuant to this Section 2.11(a) Purchaser shall be responsible for any Liability for Taxes incurred by the Joint Venture in connection with such cancellation, and for the cancellation of intercompany accounts and Indebtedness in excess of $10,000,000, Seller shall be responsible for any Liability for Taxes incurred by the Joint Venture in connection with such cancellation.
(b)    Except as set forth in Section 2.11(b) of the Seller Disclosure Schedule, all intercompany leases and other agreements related to the Business between or among Seller or its Affiliates, on the one hand, and the Joint Venture, on the other hand, shall be cancelled, paid or otherwise settled by Seller or its Affiliates.
(c)    No adjustment shall be made to the Purchase Price as a result of any such cancellation, payment or settlement pursuant to this Section 2.11.
Section 2.12    Consents. Save as provided for herein, neither this Agreement nor any Ancillary Agreement effects an assignment of any Material Contract or any other Purchased Asset if applicable local Law would nevertheless deem this Agreement or any Ancillary Agreement to be an assignment, and such constructive assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto, and with respect to any such Material Contract or other Purchased Asset, the Parties will use commercially reasonable best efforts to obtain as promptly as practicable after the Closing the consent of the applicable Third Party or, alternatively, written confirmation from such Third Party reasonably satisfactory to the Parties that such consent is not required. In no event, however, will Seller or any of its Affiliates or Purchaser or its Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person or otherwise incur any Liability in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Material Contract or other Purchased Asset. Except as required by in Section 6.1(c), Section 6.2(c); Section 6.3(c) or Section 6.4(c), the failure by Purchaser or Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any such Material Contract or other Purchased Asset will not relieve any Party from its obligation to consummate the Contemplated Transactions at the Closing unless such failure shall constitute a Material Adverse Effect. If and when such consent, waiver, confirmation, novation or

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approval is obtained, Seller shall promptly transfer and assign such Material Contract or other Purchased Asset to Purchaser in accordance with this Agreement. For the avoidance of doubt nothing in this Section 2.12 shall apply to the Drilling Contracts subject of the Novation Agreements. Unless and until any Material Contract or other Purchased Asset is assigned, Seller shall procure that the party to such Material Contract or owner of such Purchased Asset continue its corporate existence and shall hold such Material Contract, or Purchased Asset and any monies, goods or other benefits received thereunder as trustee for Purchaser and its Designated Affiliates in title absolutely. Purchaser shall (if such sub-contracting is permissible and lawful under the Material Contract in question), as sub-contractor, perform all the obligations under such Material Contract and, where sub-contracting is not permissible, Purchaser shall perform such obligations as agent and unless and until any such Material Contract is assigned, Seller shall give all such assistance as Purchaser may reasonably require to enable Purchaser to enforce its rights under such Material Contract and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Material Contract as Purchaser may require from time to time. If a Third Party consent to assignment of a Material Contract is refused, or otherwise not obtained on terms reasonably satisfactory to Purchaser within 90 Business Days of the relevant Closing, Purchaser shall be entitled to require Seller to serve proper notice to terminate that Material Contract. For the avoidance of doubt, this Section 2.12 shall not apply to require the assignment or transfer by the Joint Venture of the rights or obligations of the Joint Venture under any Material Contract to which the Joint Venture is a party.
Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser (i) as of the Effective Date, (ii) as of the Initial Closing Date, and (iii) if there is a Subsequent Closing, as of each Subsequent Closing Date, in each case solely with respect to the applicable Territory and underlying Business, except as set forth on the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement and effective as of the Effective Date (the “Seller Disclosure Schedule”), as follows:
Section 3.1    Organization and Good Standing. Seller is a Swiss company with limited liability, validly existing and in good standing under the Laws of Switzerland. Seller Parent, each Selling Entity, PD Cyprus and the Joint Venture is a corporation or other legal entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of its jurisdiction of its organization.
Section 3.2    Authority and Enforceability.
(a)    Seller and Seller Parent each have all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions has been duly authorized by all necessary action on the part of Seller and Seller Parent. Seller and Seller Parent have each duly and validly executed and delivered this Agreement and assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller and Seller Parent, respectively, enforceable against Seller and Seller Parent, respectively, in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).
(b)    Seller and the Selling Entities have all requisite power and authority to execute and deliver such other Transaction Documents to which they are a party and to perform their obligations under such Transaction Documents to which they are a party. The execution, delivery and performance by Seller and each Selling Entity of each Transaction Document to which it shall be a party, and the consummation by such entity of the transactions contemplated thereby, will be, prior to the applicable Closing, duly authorized by all necessary action on the part of Seller and each Selling Entity that is party thereto.

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Each Transaction Document, assuming the due authorization, execution and delivery of such Transaction Document by the other parties thereto, will constitute the valid and binding obligation of Seller and each Selling Entity that is party thereto, enforceable against Seller and each such Selling Entity in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.3    No Conflict. Neither the execution and delivery of this Agreement by Seller or Seller Parent, or the execution and delivery of any other Transaction Document by Seller, Seller Parent or the Selling Entities, nor the consummation by Seller, Seller Parent or the Selling Entities of the Contemplated Transactions (a) violates the articles of association or other applicable charter or organizational documents of Seller, Seller Parent or the Selling Entities, (b) results in a material breach or material default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract, or relieves any Person of any material obligation owed under a Material Contract, (c) violates any Law, Judgment or Governmental Authorization applicable to Seller, Seller Parent or the Selling Entities (in each case only to the extent it relates to the Business) or (d) requires Seller, Seller Parent or any Selling Entity to obtain any Governmental Authorization or make any filing with any Governmental Authority other than (i) compliance with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, (ii) compliance with the rules and regulations of the New York Stock Exchange, (iii) filings and Governmental Authorizations required under, and compliance with other applicable requirements of Antitrust Laws and (iv) compliance with any applicable state or provincial securities or blue sky Laws.
Section 3.4    Capitalization and Ownership of PD Cyprus
(a)    Section 3.4(a) of the Seller Disclosure Schedule sets forth a list of all the issued and outstanding shares of capital stock of PD Cyprus and the owner of such shares. The shares of capital stock set forth in Section 3.4(a) of the Seller Disclosure Schedule held by the Equity Selling Entity represents 100% of the issued and outstanding shares of the capital stock of PD Cyprus and the Equity Selling Entity is the record and beneficial owner of such shares of PD Cyprus. All shares of PD Cyprus held by the Equity Selling Entity are duly authorized, validly issued, fully paid and nonassessable. Such shares of capital stock of PD Cyprus held by the Equity Selling Entity are free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    There are no Contracts to which Seller, the Equity Selling Entity or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the capital stock of PD Cyprus. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which PD Cyprus is a party or which are binding upon PD Cyprus providing for the issuance or redemption of any shares of its capital stock.
(c)    Following the consummation of the Restructuring and at the Closing in respect of the Kuwait Assets, PD Cyprus will not own capital stock of any entity other than the Joint Venture, and will have the specific assets and liabilities as set forth in the Restructuring Plan.
Section 3.5    Capitalization and Ownership of the Joint Venture.
(a)    Section 3.5(a) of the Seller Disclosure Schedule sets forth a list of all the issued and outstanding shares of capital stock of the Joint Venture and, to Seller’s Knowledge (other than with respect to such shares of capital stock held by PD Cyprus) the owner of such shares. The shares of capital stock set forth in Section 3.5(a) of the Seller Disclosure Schedule held by PD Cyprus represents 47.5% of the issued and outstanding shares of the capital stock of the Joint Venture, and PD Cyprus is the record and beneficial owner of such shares of the capital stock of the Joint Venture as set forth in Section 3.5(a) of the Seller Disclosure Schedule. All shares of the Joint Venture held by PD Cyprus are duly authorized, validly issued, fully paid and nonassessable. Such shares of capital stock of the Joint Venture held by PD Cyprus are free and clear of all Encumbrances, other than

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Permitted Encumbrances. To Seller’s Knowledge, the shares held by PD Cyprus rank pari passu in all respects with all other issued and outstanding shares of the Joint Venture.
(b)    There are no Contracts to which Seller or PD Cyprus or, to Seller’s Knowledge, any other Person, is a party or bound with respect to the voting (including voting trusts or proxies) of the capital stock of the Joint Venture. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Joint Venture is a party or which are binding upon the Joint Venture providing for the issuance or redemption of any shares of its capital stock.
(c)    The Joint Venture has no Subsidiaries (and never has had any Subsidiaries) and does not own or have any rights to acquire, directly or indirectly, any capital stock or equity interests of any Person and does not have (and never has had) any branch, place of business, representative office or other establishment whether permanent or otherwise outside of Kuwait.
Section 3.6    Financial Statements.
(a)    Attached as Section 3.6 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):
(i)    audited balance sheet of the Joint Venture as of December 31, 2016 and the related audited consolidated statements of operations, comprehensive loss and cash flows for the year then ended;
(ii)    audited balance sheet of the Joint Venture (the “Balance Sheet”) as of December 31, 2017 (the “Balance Sheet Date”), and the related audited consolidated statements of operations, comprehensive loss and cash flows for the year then ended;
(iii)    unaudited management accounts of the Joint Venture comprising a balance sheet as of February 28, 2018 and the related unaudited consolidated statements of operations for the period then ended; and
(iv)    unaudited management accounts of PD Cyprus comprising a balance sheet as of March 31, 2018 and the related unaudited consolidated statements of operations for the period then ended.
(b)    The Financial Statements fairly present in all material respects the financial condition and results of operations of the Joint Venture and PD Cyprus, respectively, as of the respective dates thereof and for the periods indicated therein, all in accordance with IFRS; provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that neither the Joint Venture, PD Cyprus nor Business have operated as separate standalone entities and therefore the Financial Statements do not include all of the costs necessary for the Joint Venture, PD Cyprus or its Business to operate as a separate standalone entity.
(c)    As of the Effective Date, there are no material Liabilities with respect to the Business of PD Cyprus or the Joint Venture that would be required to be reflected in the Financial Statements as a current or non-current liability in accordance with IFRS, except for Liabilities (i) arising in the Ordinary Course after the date of the Financial Statements, (ii) disclosed in the Seller Disclosure Schedule or (iii) as contemplated by this Agreement, the other Transaction Documents or otherwise incurred in connection with the Contemplated Transactions.

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Section 3.7    Operation of the Business.
(a)    From the Balance Sheet Date (i) the Business has been carried out and conducted in the Ordinary Course other than actions taken in furtherance of the Contemplated Transactions, (ii) there has not been (A) any sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the Purchased Assets (other than sales or dispositions of inventory that is obsolete and no longer required by the Business), or (B) any damage to, or loss of, any Purchased Asset that is material to the Business (except for any normal wear and tear in the Ordinary Course) and (iii) there has not been any Material Adverse Effect.
(b)    Solely with respect to the Joint Venture, since the Balance Sheet Date:
(i)    there has been no material adverse change in the financial condition of the Joint Venture;
(ii)    no dividend or other distribution of profits or assets has been, or agreed to be declared, made or paid by the Joint Venture; and
(iii)    the Joint Venture has not incurred any Indebtedness or granted any Encumbrance, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of $50,000 or as otherwise described in Section 5.2(b) of the Seller Disclosure Schedule.
Section 3.8    Title to Purchased Assets; Sufficiency of Purchased Assets.
(a)    The Selling Entities have good and marketable title to the Rigs, and to the other Purchased Assets, free and clear of any Encumbrances (except in the case of Purchased Assets other than the Rigs, in which case such Purchased Assets are free and clear of any Encumbrances other than Permitted Encumbrances).
(b)    Each of the Rigs included in the Purchased Assets remains in the same condition as of date of the latest physical inspection of such Rigs by Purchaser or its agents prior to the Effective Date at which Seller or its agents were present, normal fair wear and tear in the Ordinary Course excepted.
(c)    The importation of the Rigs into the Territory (by the Joint Venture in respect of the Kuwait Assets and by the relevant Asset Selling Entity in respect of the Algeria Assets) was done in accordance with applicable Law in all material respects.
Section 3.9    Real Property.
(a)    Section 3.9(a) of the Seller Disclosure Schedule sets forth a description of all material real property owned, possessed or leased by the Joint Venture (collectively, the “Business Leased Real Property”). Seller has made available to Purchaser copies of the leases in effect as of the Effective Date relating to the Business Leased Real Property and there has not been any sublease or assignment entered into by any Asset Selling Entity or the Joint Venture in respect of the leases relating to such Business Leased Real Property.
(b)    The Joint Venture is not in material default of any provision of any lease of its Business Leased Real Property. The use and operation of the Business Leased Real Property in the conduct of the Business as conducted and as currently planned to be conducted do not violate in any material respect any Law, covenant, restriction, easement, license, permit or Contract.

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(c)    The Business Leased Real Property is not subject to the payment of any outgoings other than principal rent.
(d)    There are no covenants, restrictions, stipulations, easements, wayleaves, licenses, grants or other Encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Business Leased Real Property which are material, or which conflict with the current use of the Business Leased Real Property.
(e)    There are no circumstances which (with or without taking other action) would entitle any Third Party to exercise a right of entry to, or take possession of all or any part of the Business Leased Real Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any part of the Business Leased Real Property.
(f)    There exists no material dispute between the owner or occupier of any other premises adjacent to or neighboring the Business Leased Real Property and, to Seller’s Knowledge, there are no circumstances that would give rise to any such dispute.
Section 3.10    Intellectual Property. The Asset Selling Entities and the Joint Venture own or otherwise have the right to use all material Intellectual Property used by each respective Asset Selling Entity and the Joint Venture in the operation of the Business as presently conducted (the “Business Intellectual Property”). To Seller’s Knowledge, the operation of the Business as presently conducted does not infringe or violate, or constitute a misappropriation of, in any respect, any Intellectual Property rights of any Person. To Seller’s Knowledge, no other Person is infringing, violating or misappropriating any of the Business Intellectual Property. Seller has not received written notification from any Third Party alleging that any Asset Selling Entity or the Joint Venture infringes any Intellectual Property of such Third Party. Section 3.10 of the Seller Disclosure Schedule lists the material Business Intellectual Property. There are no pending disputes between Seller, its Affiliates and any other Person relating to the Business Intellectual Property. Seller has taken all commercially reasonable steps necessary to protect and maintain the confidentiality of all material Business Information that comprises Business Intellectual Property.
Section 3.11    Contracts.
(a)    Section 3.11(a) of the Seller Disclosure Schedule sets forth a list as of the Effective Date of each written Contract to which the Joint Venture is party relating to the Business that:
(i)    is for the purchase of materials, supplies, goods, equipment or services that involves the payment by any Asset Selling Entity or the Joint Venture, as applicable, of more than $1,000,000 over the life of the Contract;
(ii)    is a material license or other material Contract for the Business under which the Joint Venture has obtained a license to use the Intellectual Property of another Person (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Joint Venture is the licensee);
(iii)    is a material employment Contract of the Joint Venture that is not terminable by the Joint Venture, as applicable, without penalty or further payment and without more than 60 days’ notice, except for such greater payments or notices required by applicable Law or collective bargaining agreement;

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(iv)    is a material Contract to the Joint Venture that is made between or among Seller or its Affiliates, on the one hand, and the Joint Venture, on the other hand, and would not be terminated as of applicable Closing;
(v)    provides for Indebtedness for borrowed money of the Joint Venture, other than Indebtedness solely between or among any of Seller or its Affiliates, on the one hand, and the Joint Venture, on the other hand, which Indebtedness is not to be released at the applicable Closing;
(vi)    is a drilling Contract that is in relation to any Rig included in the Purchased Assets;
(vii)    is a lease in relation to the Business Leased Real Property or a Lease that is included in the Kuwait Assets; or
(viii)    is otherwise material to the Joint Venture which is terminable by the other party thereto as a result of the Contemplated Transactions.
(b)    Seller has made available to Purchaser a true and complete copy of each Material Contract. With respect to each such Material Contract, no Asset Selling Entity or the Joint Venture, as applicable, party to the Material Contract, nor, to Seller’s Knowledge, any other party to the Material Contract is in material breach or default under the Material Contract and, to Seller’s Knowledge, no event has occurred, is subsisting or is likely to arise which, with the giving of notice and/or lapse of time is likely to constitute or result in any material breach or default under a Material Contract. No party to any Material Contract has given notice of its intention to terminate, or to Seller’s Knowledge has sought to repudiate or disclaim, such Material Contract or any obligation thereunder. Each Material Contract is enforceable by the Asset Selling Entity or the Joint Venture party thereto in accordance with its terms subject to the Bankruptcy and Equity Exception.
(c)    No Material Contract is a Contract (and the Joint Venture is not a party to any Contract) under which any Person has been authorized to act as a distributor, dealer, sales representative, authorized agent or authorized service Person, or otherwise provides for the payment of any indemnity or compensation whatsoever on the entry into or termination of any arrangement in connection with the Business or the Joint Venture.
(d)    Complete and accurate particulars of the daily rates that are payable as at the Effective Date under each of the Drilling Contracts, and the remaining fixed duration of those Drilling Contracts are set forth in Section 3.11(d) of the Seller Disclosure Schedule.
Section 3.12    Tax Matters.
(a)     (i) All income Tax Returns and all other material Tax Returns required to be filed by PD Cyprus and the Joint Venture or with respect to the other Purchased Assets have been timely and appropriately filed in accordance with applicable Law, (ii) all such Tax Returns are true, complete and correct; and (iii) all Taxes for which PD Cyprus or the Joint Venture or, with respect to the Purchased Assets, the Joint Venture and/or the Asset Selling Entities, are or have become liable, have been timely paid.
(b)    All Taxes that PD Cyprus or the Joint Venture, or with respect to the Purchased Assets, the Joint Venture and/or an Asset Selling Entity, is or has been required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stakeholder, member or other Third Party have been properly withheld or collected, and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.
(c)    To Seller’s Knowledge, no audits or other Proceedings are pending or being conducted, nor has Seller, PD Cyprus or the Joint Venture received any written notice from any Governmental Authority that any

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such audit or other Proceeding is pending or threatened, in any case with respect to any Taxes of the Joint Venture or with respect to another Purchased Asset.
(d)    None of Seller, the Asset Selling Entities or PD Cyprus or the Joint Venture has waived any statute of limitations with respect to any Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency in any case with respect to any Taxes of the Joint Venture or with respect to another Purchased Asset, which waiver or extension of time is currently outstanding.
(e)    Neither PD Cyprus nor the Joint Venture is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement.
(f)    PD Cyprus or the Joint Venture are, and have at all times have been, residents in their jurisdictions of incorporation for Tax purposes and are not, and have not at any time been, treated as a resident in any other jurisdiction for Tax purposes, and to Seller’s Knowledge, no claim has been made by a Governmental Authority in a jurisdiction in which PD Cyprus or the Joint Venture does not currently file Tax Returns to the effect that PD Cyprus or the Joint Venture may be subject to Tax in such jurisdictions.

Section 3.13    Employment, Benefit and Labor Matters.
(a)    Section 3.13(a)(i) of the Seller Disclosure Schedule sets forth a list of all Employees as of March 31, 2018 (“Employees List”), and Section 3.13(a)(ii) of the Seller Disclosure Schedule sets forth a list of all Independent Contractors as of March 31, 2018 (“Independent Contractors List”). To the extent permitted by applicable Law, the Employees List will contain details of each Employee’s name, date of commencement of employment, period of continuous employment, manner of employment and name of employer, salary, other material benefits (including bonuses, commission and employer pension contributions profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent type bonus, as applicable), position, and place of work. To the extent permitted by applicable Law, the Independent Contractors List will contain details of each Independent Contractor’s name, date of commencement of services, period of continuous service, name of contracting party, fees and other material benefits payable, position, and place of work; provided, that with respect to the Independent Contractors employed by Team Source Petroleum (“Team Source”), to the extent such information is provided by Team Source prior to the Effective Date.
(b)    The Joint Venture and each of the Selling Entities (or other employers of the Employees) is in compliance in all material respects with all applicable Contracts and Laws pertaining to the employment of the Employees or the use of the services of any Independent Contractor.
(c)    Section 3.13(c) of the Seller Disclosure Schedule sets forth a list, as of the date specified thereon, of: (i) any employment, severance and change of control agreement with any executive officer or other senior managerial Employee or any Independent Contractor (A) the benefits of which are contingent upon the occurrence of the Contemplated Transactions, or (B) providing any guarantee of employment or compensation; and (ii) any Contract or Seller Plan binding upon Seller, the Selling Entities or the Joint Venture, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the Contemplated Transactions (either alone or upon the termination of employment following such transactions).
(d)    Set forth in Section 3.13(d) of the Seller Disclosure Schedule is a list of each material Seller Plan and the Employees that benefit from that material Seller Plan. Other than under the Sponsored Plans, Employees will not be eligible to continue as “active” participants under any Seller Plan after the applicable Closing except as otherwise set forth in the Transition Services Agreement, and even then, only to the extent permitted by applicable Law. Seller has made available for review to Purchaser information regarding, or the documents for, the Seller Plans.

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(e)     (i) Each Sponsored Plan is in material compliance in form and operation with its own terms and in material compliance in form and operation with all applicable Laws, and Seller or its applicable Affiliates or the Joint Venture have timely made all material required contributions thereto; and (ii) there is no litigation, arbitration or similar Proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Knowledge of Seller, threatened (in a reasonably serious manner and in writing) with respect to any Sponsored Plan.
(f)    Neither the Selling Entities (or other employers of the Employees) (solely with respect to the Business) nor the Joint Venture (i) are involved in any dispute or negotiation with any trade union or association of trade unions or organization or body of employees or Independent Contractors; and (ii) have recognized nor do they have any agreement with any trade union or other organization of employees or their representatives. No Employee of the Selling Entities (or other employers of the Employees) is represented by any union or any collective bargaining agreement.
(g)    To Seller’s Knowledge, no Employee has formally objected to the transfer of the Purchased Assets to Purchaser and its Designated Affiliates.
(h)    The Joint Venture does not maintain a defined benefit pension plan.
(i)    There are no material, unpaid amounts due to the Employees other than remuneration accrued due to them or remuneration for the reimbursement of business expenses.
(j)    There are no material amounts outstanding or promised to the Employees, and no material Liability has been incurred which remains undischarged, in each case for breach of any employment Contract or Contract for services or redundancy payments (statutory or otherwise, including protective awards) or compensation under any applicable Law in respect of vacation or holiday pay, wrongful dismissal, unfair dismissal, equal pay claims, sex, race or disability discrimination, or otherwise.
Section 3.14    Environmental Matters. The operation of the Business is in compliance in all material respects with (a) all Environmental Laws and (b) all Governmental Authorizations required for each Asset Selling Entity and the Joint Venture under Environmental Laws to conduct the Business as presently conducted or to occupy the Business Leased Real Property as presently occupied; and no event has occurred, is subsisting or to Seller’s Knowledge is likely to arise which is likely to constitute or result in a breach of such Environmental Laws or such related Governmental Authorizations. Neither Seller, the Selling Entities or the Joint Venture has received any written notice stating that the conduct of the Business or the condition of any Business Leased Real Property is currently in violation of any Environmental Law. No Proceeding is pending or, to Seller’s Knowledge, threatened against any Asset Selling Entity or the Joint Venture that alleges a violation by any Asset Selling Entity or the Joint Venture of any applicable Environmental Laws (to the extent that they relate to the Business). The Joint Venture and the Assets Selling Entities have not received any enforcement, prohibition, stop remediation, improvement or any other notice from or been subject to any sanction imposed by any Governmental Authority in respect of any Environmental Laws to the extent relating to the Business or the Purchased Assets.

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Section 3.15    Governmental Authorizations. Each Asset Selling Entity and the Joint Venture have and are in compliance in all material respects with all Governmental Authorizations that are necessary for them to conduct the Business in the manner in which it is conducted and own the Purchased Assets, and such Governmental Authorizations are valid and in full force and effect. Section 3.15 of the Seller Disclosure Schedule lists all material Governmental Authorizations held by any Asset Selling Entity or the Joint Venture (with respect to the operation of the Business) and Seller has made available to Purchaser copies of all such Governmental Authorizations. The consummation of the Contemplated Transactions will not result in, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.15 of the Seller Disclosure Schedule (in whole or part) and the granting and maintenance of the Governmental Authorizations has not been challenged by any Governmental Authority or other Person.
Section 3.16    Legal Proceedings. There is no Proceeding currently outstanding, pending or, to Seller’s Knowledge, threatened against any Selling Entity, PD Cyprus or the Joint Venture including without limitation with respect to the operation of the Business or the Purchased Assets or which questions or challenges the validity of this Agreement or the Transaction Documents or that may prevent, delay, make illegal or otherwise interfere with the ability of Seller, its Affiliates, PD Cyprus or the Joint Venture to consummate any of the Contemplated Transactions, and to Seller’s Knowledge there is no basis for any such Proceedings. There are no disputes between a Governmental Authority and PD Cyprus, the Joint Venture or any Selling Entity with respect to any outstanding, pending or threatened Proceeding, and the operation of the Business and the Joint Venture is not affected by any final and non-appealable Judgment applicable to Seller, any Selling Entity, PD Cyprus or the Joint Venture (including with respect to Antitrust Laws). There are no claims outstanding in relation to the Seller Guarantees and, since December 31, 2017, no material claims have been made under or in relation to the Seller Guarantees.
Section 3.17    Compliance with Law.
(a)    The conduct of the Business and the use of the Purchased Assets by each Selling Entity or the Joint Venture has been carried out in compliance with all applicable Laws in all material respects.
(b)    Each of Seller, its Affiliates, PD Cyprus and, to Seller’s Knowledge, the Joint Venture is in compliance in all material respects with all applicable Antitrust Laws and Anti‑Corruption Laws, without limitation, those relating to the use and operation of the Business. There is no Proceeding currently outstanding pending or, to Seller’s Knowledge, threatened against any Selling Entity, PD Cyprus or the Joint Venture with respect Antitrust Laws or Anti‑Corruption Laws as they relate to the Business or the Purchased Assets. None of the Selling Entities, PD Cyprus or, to Seller’s Knowledge, the Joint Venture, have agreed to undertake any action or have given any commitment to any Governmental Authority with respect to the enforcement of Antitrust Laws or Anti‑Corruption Laws, in each case as it relates to the Business, the Purchased Assets or the Joint Venture.
Section 3.18    Insurance. All insurance policies with respect to the Joint Venture are in full force and effect and all premiums due and payable under such policies have been paid. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policies.

(a)    All the Rigs are, and have at all material times been, insured to their full replacement or reinstatement value with a reputable insurer against fire and all other risks customarily insured against by Persons carrying on the same type of business as the Business, and Seller and its Affiliates and the Joint Venture have at all material times adequately insured against accident, damage, injury, third party loss (including product liability) and all other risks customarily insured against by Persons carrying on a similar business to the Business.

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(b)    The Seller Disclosure Schedule contains complete and accurate details of all insurance claims made by the Joint Venture in relation to the Business since December 31, 2017 through the Effective Date.
Section 3.19    Brokers Fees. No Selling Entity has, and neither PD Cyprus, the Joint Venture nor any other Person acting on their behalf have incurred any obligation to pay any fees or commissions to any broker, finder or agent in connection with any of the Contemplated Transactions except with respect to Morgan Stanley & Co. LLC, which fees will be borne entirely by Seller.
Section 3.20    Records. All Records have been maintained in accordance with the policies and procedures of Sellers and its Affiliates and are in the possession of Seller, the Joint Venture or the Selling Entities, as applicable.
Section 3.21    Transferring Employees.

(a)    In respect of each of the Transferring Employees, Seller, its Affiliates and the Joint Venture and, to Seller’s Knowledge, any other Person who is their employer, has: (i) performed all obligations and duties required to be performed by them (and have settled all outstanding and formal claims, demands, actions, complaints and proceedings of which Seller or its Affiliates has Knowledge) whether arising under contract, statute, at common law or in equity or under any applicable Law; (ii) abided by the terms of any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not) which may affect the Transferring Employees; (iii) fully complied with any obligations to inform and consult with trade union or other employee representatives on any matter concerning or arising from this Agreement or the Contemplated Transactions or affecting the Transferring Employees; (iv) maintained adequate, suitable and up-to-date records relating to the Transferring Employees; and (v) paid or will have paid to the appropriate authority all taxes, social security contributions and other levies due in respect of the Transferring Employees on account of their employment up to and including the relevant Closing.

(b)    Save as disclosed, all contracts of service or for services with any of the Transferring Employees are terminable at any time on three months' notice or less without compensation (other than for unfair dismissal, termination without cause or a statutory redundancy payment).

(c)    Seller, the Joint Venture and any other Person who is their employer has not offered, promised or agreed to any future variation in any contract of employment of any of the Transferring Employees or any other person in respect of whom liability is deemed to pass to Purchaser or any of its Designated Affiliates by virtue of the Contemplated Transactions if consummated and no negotiations for an increase in the remuneration or benefits of any Transferring Employee are current or likely to take place within the period of three months after Closing, except such modifications required by Contract (including collective bargaining agreement), Law or occurring in the Ordinary Course (with respect to individual Transferring Employees).

(d)    To Seller’s Knowledge, there are no terms under which the Transferring Employees are employed and no circumstances have arisen which could give rise to any claim for unlawful discrimination or unequal pay.

(e)    Save as disclosed, or to Seller’s Knowledge, no Transferring Employee: (i) has given or received notice to terminate their employment or engagement and no Transferring Employee is entitled or intends or is likely to terminate such employment or engagement as a result of the Parties entering into this Agreement or Closing; (ii) has taken sick leave for a period of 21 days or more in any six-month period within the three years ending on the Effective Date (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as Seller is aware, there are no such claims pending or threatened and any and all such claims are fully covered by insurance; (iii) is on secondment, maternity

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or other statutory leave or otherwise absent from work; (iv) is subject to a current disciplinary warning or procedure; (v) has objected or indicated an objection to the transfer of the Business to Purchaser or its Designated Affiliates; or (vi) has any entitlement to any accrued but unused holiday from previous holiday years, or has taken holiday in excess of their accrued entitlement as at the Effective Date.

(f)    There is not in existence, and Seller and none of its Affiliates (including the Joint Venture) has proposed or is proposing to introduce, any bonus, commission or profit-sharing scheme or any other scheme or arrangement under which the Transferring Employees are or would be entitled to participate in the profits of the Business or the Joint Venture or acquire shares in the Joint Venture.

(g)    To Seller’s Knowledge, Seller, each of its Affiliates and the Joint Venture has completed all questionnaires, co-operated with all inquiries and filed all pleadings within any applicable time limit in connection with or in anticipation of any claim arising out of the employment of any of the Transferring Employees.

Section 3.22    Effect of Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in the Joint Venture losing its pre-qualification status for contract tenders with any of its customers or in any customer of or supplier to the Business ceasing to deal, or substantially reducing the existing level of its dealings, with the Business, and none of Seller or its’ Affiliates is aware of any intention on the part of any such customer or supplier to cease so to deal or so to reduce the existing level of such dealings.

Section 3.23    Insolvency. No Insolvency Event has occurred in relation to Seller, each Selling Entity, PD Cyprus or the Joint Venture that prohibits, or may render ineffective, the transfer of the Purchased Assets to Purchaser hereunder.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller (i) as of the Effective Date, (ii) as of the Initial Closing Date and (iii) if there is a Subsequent Closing, as of the Subsequent Closing Date, except as set forth on the disclosure schedule delivered by Purchaser to Seller concurrently with the execution and delivery of this Agreement and effective as of the Effective Date (the “Purchaser Disclosure Schedule”), as follows:

Section 4.1    Organization and Good Standing. Purchaser and each Designated Affiliate is a corporation or other legal entity validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2    Authority and Enforceability.
(a)    Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Purchaser. Purchaser has duly and validly executed and delivered this Agreement and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)    Each Designated Affiliate has all requisite corporate power and authority to execute and deliver each Transaction Document to which it shall be a party and to perform its respective obligations under each such Transaction Document. The execution, delivery and performance of each Transaction Document to which each Designated Affiliate shall be a party and the consummation of the Contemplated Transactions thereby, will be, prior to the applicable Closing, duly authorized by all necessary action on the part of each Designated Affiliate party thereto. Each Transaction Document, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, will constitute the valid and binding obligation of each Designated Affiliate party thereto, enforceable against each Designated Affiliate party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3    No Conflict. Neither the execution, delivery and performance by Purchaser of this Agreement nor the consummation by Purchaser of the Contemplated Transactions, will (a) conflict with or violate the certificate of incorporation, bylaws or other applicable charter or organizational documents of Purchaser, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which Purchaser is a party or by which Purchaser is bound, in any case with or without due notice or lapse of time or both, (c) violate any Law or Judgment applicable to Purchaser or (d) require Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority; other than (i) compliance with the applicable requirements of the UK Financial Services and Markets Act 2000, (ii) compliance with the rules and regulations of the London Stock Exchange, (iii) filings and Governmental Authorizations required under, and compliance with other applicable requirements of Antitrust Laws and (iv) compliance with any applicable state or provincial securities or blue sky Laws.
Section 4.4    Legal Proceedings. There is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates that questions or challenges the validity of this Agreement or the Transaction Documents or that may prevent, delay, make illegal or otherwise interfere with the ability of Purchaser or any Designated Affiliate to consummate any of the Contemplated Transactions.
Section 4.5    Investment Intent. Purchaser is acquiring the Purchased Equity for Purchaser’s (or a Designated Affiliate’s) own account and investment purposes and is not acquiring the Purchased Equity with a view to, or for sale in connection with, any distribution thereof within the meaning of any securities Laws.
Section 4.6    Brokers Fees. Neither Purchaser or any Designated Affiliate nor any Person acting on their behalf has incurred any obligation to pay any fees or commissions to any broker, finder or agent in connection with any of the Contemplated Transactions.
Section 4.7    Financial Capacity. Purchaser (a) has sufficient funds or (b) has obtained binding commitments (“Financing Commitments”) from reputable banks and/or other financial institutions (evidence of which have been provided to Seller) to provide all of the immediately available funds required to consummate the Contemplated Transactions. The Financing Commitments do not contain any conditions that would impair the ability of Purchaser or any Designated Affiliate to perform their respective obligations under this Agreement and consummate the Contemplated Transactions. Purchaser knows of no circumstance or condition that will prevent the availability of the requisite immediately available funds to consummate the Contemplated Transactions.

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Section 4.8    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business and each of the Selling Entities, PD Cyprus or the Joint Venture as it has deemed appropriate, which investigation, review and analysis was done by Purchaser and its Affiliates and representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, its Affiliates or any of their representatives (except the representations and warranties set forth in Article 3 or any other Transaction Document). Purchaser acknowledges that the representations and warranties set forth in Article 3 or any other Transaction Document are the only representations and warranties made by Seller with respect to the Business, the Selling Entities, PD Cyprus, the Joint Venture, the Purchased Assets, the Assumed Liabilities or any other matter relating to the Contemplated Transactions. Purchaser hereby acknowledges and agrees that other than the representations and warranties set forth in Article 3 or any other Transaction Document, none of Seller, the Selling Entities, PD Cyprus, the Joint Venture, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Selling Entities, PD Cyprus, the Joint Venture, the Purchased Assets, the Assumed Liabilities or any other matter relating to the Contemplated Transactions including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by Purchaser after the applicable Closing in any manner or (iii) the probable success or profitability of the Business after the applicable Closing.
Article 5
COVENANTS
Section 5.1    Access and Investigation. Until the applicable Closing (or until the termination of this Agreement as provided in Section 7.1) and upon reasonable advance written notice from Purchaser, Seller will, and will cause its Affiliates to, allow Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of its business to (a) such materials and information about the Business as Purchaser may reasonably request, (b) members of management of the Business as the Parties may reasonably agree, and (c) the premises of the Joint Venture and the Purchased Assets as the Parties may agree is reasonably necessary for the purpose of a due diligence investigation.  Without limiting the generality of the foregoing, Seller shall provide Purchaser and its agents and/or its crew reasonable access to the Rigs (subject to Seller’s safety policy and procedures) in the 10 Business Days immediately prior to the applicable Closing to enable Purchaser to verify the condition of the Rigs, ordinary wear and tear excepted. None of Seller or its Affiliates shall be obligated or required to provide Purchaser or its representatives with any access to the customers and suppliers of the Business, absent the mutual agreement of the Parties.  Notwithstanding the foregoing, nothing in this Agreement will impose obligations on Seller, any Selling Entity, PD Cyprus, the Joint Venture or any of their respective Affiliates to give Purchaser or any of its representatives access to materials and information if such access could reasonably be expected to cause Seller or any of its Affiliates to be in breach of any duty of confidence or any other duty or obligation under applicable Law (other than, to the extent permitted by applicable Law, a duty owed solely between Seller and any of its Affiliates or two or more Affiliates of Seller).
Section 5.2    Operation of the Business. Until the applicable Closing, except as otherwise set forth in this Agreement (including with respect to the Restructuring) or the Seller Disclosure Schedule, in furtherance of the Contemplated Transactions or as otherwise consented to by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):

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(a)    Seller shall cause the Selling Entities and the Joint Venture, as applicable, to conduct the Business in the Ordinary Course in all material respects including to continue to collect book debts and pay creditors in the Ordinary Course and in accordance with applicable Law; provided that Seller shall be permitted, and may elect to cause the Selling Entities and the Joint Venture, as applicable, to pay to Seller or any of its Affiliates an aggregate amount equal to the consolidated Cash Equivalents held by them and eliminate or otherwise repay any Indebtedness of the Selling Entities or the Joint Venture (including, without limitation, for purposes of Section 2.11). Seller may cause any such Person to make any such payment to or from Seller or any of its Affiliates in the form of an Indebtedness repayment, dividend, redemption, reduction in capital or other transaction, including to release any Encumbrances.
(b)     Seller shall cause the Selling Entities and the Joint Venture, as applicable, to maintain in the Ordinary Course the properties listed in Section 3.9(a) of the Seller Disclosure Schedule, and with respect to the Rigs, comply in all material respects with the capital expenditure program set forth in Section 5.2(b) of the Seller Disclosure Schedule (the “Rig Capital Expenditure Program”). For purposes of the preceding, if in respect of any of the Rigs Seller undertakes a capital expenditure in which work is to be performed by (i) Purchaser, its Affiliates and their respective contractors and subcontractors or (ii) a Third Party contractor or subcontractor approved by Purchaser, at such rates approved by Purchaser, then at each Closing, Purchaser shall reimburse and pay to Seller the documented amount of such capital expenditures incurred by Seller and its Affiliates for the applicable Rig transferred at such Closing during the period following the Effective Date and up to and including the applicable Closing Date. For purposes of the foregoing, any such capital expenditures to be reimbursed by Purchaser must have been incurred in a manner consistent with the Rig Capital Expenditure Program, and the maximum amount reimbursable per Rig may not exceed the amount of the remaining capital expenditures planned for each Rig following the Effective Date as specified in the Rig Capital Expenditure Program, and the aggregate amount of all capital expenditures for which Purchaser shall be obligated to reimburse shall not exceed $11,000,000. Notwithstanding the preceding, nothing in this Section 5.2(b) shall limit Seller in engaging any contractor or subcontractor in connection with the Rig Capital Expenditure Program, provided that Seller shall not be entitled to any reimbursement or payment from Purchaser if such capital expenditure is incurred other than in accordance with clause (i) and (ii) above. For the avoidance of doubt, Purchaser and its Affiliates shall have no responsibility for or obligation to reimburse any capital expenditure incurred by Seller with respect to any Rig prior to the Effective Date.
(c)    Seller shall not, and shall not cause or permit any Selling Entity, PD Cyprus or the Joint Venture, as applicable, to:
(i)    amend the articles of incorporation or bylaws or other applicable charter or organizational documents of any Asset Selling Entity, PD Cyprus or the Joint Venture in a manner that could be expected to delay or otherwise interfere with the consummation of the Contemplated Transactions;
(ii)    issue, sell or pledge additional shares of the capital stock of PD Cyprus or the Joint Venture or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities, or reduce the authorized capital of PD Cyprus or the Joint Venture;
(iii)    change the duration or any of the other material terms and conditions of any Drilling Contract, or terminate or materially and adversely amend any Material Contract, the Joint Venture agreement (save as provided for in the Joint Venture Amendment or the Joint Venture Side Letter), any Lease or any Contracts required to be novated pursuant to the Novation Agreements; provided that notwithstanding the foregoing, where commercially reasonable to do so Seller may agree to a reduction

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in the daily rate payable under any of the Drilling Contracts of not more than 5% without the prior consent of Purchaser;
(iv)    agree to extend the period of any Material Contract under which the Business or the Joint Venture is the recipient of supplies of goods or services beyond the Initial End Date or agree to any change to increase the amount payable under such Contracts by more than 5%;
(v)    dispose of, sell, lease or license, or permit any Encumbrance (other than Permitted Encumbrances), on any Purchased Assets;
(vi)    acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;
(vii)    reduce the headcount of the Employees by more than 5%, or increase the headcount of the Employees by more than 5%, except as otherwise required by Law or a Contract entered into prior to the Effective Date and listed in Section 3.11(a) of the Seller Disclosure Schedule;
(viii)    increase the compensation and benefits (including without limitation salaries, bonuses, commissions, other incentive compensation, equity, and benefits under any Sponsored Plans) to the Employees (collectively) by more than 5% in the aggregate (whether as part of an annual pay review or otherwise), except as otherwise required by Law or a Contract entered into prior to the Effective Date and listed in Section 3.11(a) of the Seller Disclosure Schedule;
(ix)    in the case of PD Cyprus or the Joint Venture or under any Lease, commit the Joint Venture or the relevant Asset Selling Entity which is the party to the Lease to incur any capital expenditure on any Rig in excess of $100,000 over the estimated capital expenditures set forth in Section 5.2(b) of the Seller Disclosure Schedule;
(x)    in the case of the Joint Venture, make any loan or cancel, release or assign any material Indebtedness owed to it or claimed by it other than (i) loans or cancellations, releases or assignments of Indebtedness made in the Ordinary Course which do not exceed $100,000 in aggregate; or (ii) or as provided for under Section 2.11;
(xi)    in the case of the Joint Venture, incur or commit itself to any material Indebtedness other than (i) Indebtedness incurred in the Ordinary Course which does not exceed $100,000 in aggregate; or (ii) which is to be cancelled, paid or otherwise settled pursuant to Section 2.11;
(xii)    vary in any material respect the terms on which it holds any of the Business Leased Real Property;
(xiii)    move any of the Rigs currently in Algeria from their current location (unless required to perform a contractual obligation) or move any of the Rigs currently in Kuwait or Iraq from their current location (unless required to perform a contractual obligation);
(xiv)    subject to applicable Laws (including Antitrust Laws), submit any binding tenders in respect of the Purchased Assets that are not on arm’s length terms or that provide for rates that are not substantially at the current market rate for similar tenders in the Territory, without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed); or

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(xv)    agree in writing to take any of the foregoing actions.
(d)    Seller shall promptly notify Purchaser (i) of any material incident involving the Rigs or any damage which has occurred to the Rigs (or any other item of equipment which forms part of the Purchased Assets) after the date of Purchaser’s inspection that has or would reasonably be expected to cause any Rig (or such other item of equipment which forms part of the Purchased Assets) to not be in compliance with Section 3.8(b) or otherwise would result in a Backlog Deduction or an Excluded Rig Deduction; (ii) if at any time Seller becomes aware that a term of this Agreement or any Transaction Document has been breached or that any representation or warranty made or due to be repeated in this Agreement or any Transaction Document has been breached or is untrue (or is likely to be breached or untrue) giving details of the relevant circumstances; (iii) if at any time Seller becomes aware that any Material Adverse Effect has occurred; (iv) if there is any material change in the amount of planned expenditures under the Rig Capital Expenditure Program that would result in a breach of Section 5.2(c)(ix); or (v) of any submission of a binding tender in respect of the Purchased Assets, unless otherwise restricted by applicable Law or Contract.
(e)    For the avoidance of doubt, (i) Seller and Purchaser agree that nothing in this Section 5.2(e) shall prohibit, limit or restrict Seller or its Affiliates from selling their respective land drilling rig assets and operations (or other assets) that are outside of the Territory (except for the Rigs located in Iraq that are to be sold pursuant to this Agreement as part of the Kuwaiti Assets) or unrelated to the Business being sold to Purchaser pursuant to this Agreement, whether or not such sales are made in the Ordinary Course and (ii) for the period from the Initial Closing up until the Subsequent Closing, if any, relating to the Kuwait Assets or Algeria Assets, as the case may be, Seller agrees to comply with this Section 5.2(e) to the extent applicable to such assets.
Section 5.3    Consents and Filings. Subject to the terms and conditions provided in this Section 5.3, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as expeditiously as possible the Contemplated Transactions and to cooperate with each other in connection with the foregoing, including to: (i) obtain any necessary waivers, consents and approvals from other parties to Material Contracts; (ii) obtain all Governmental Authorizations that are required to be obtained under any Law and that are material to the Business or for the Contemplated Transactions; (iii) lift or rescind any injunction, restraining order or other Judgment adversely affecting or delaying the ability of the Parties to promptly consummate the Contemplated Transactions; (iv) effect any necessary registrations and filings including filings and submissions of information required by any Governmental Authority, including any national or multinational antitrust authorities with mandatory pre-merger filing requirements that are mutually agreed by the Parties to be applicable to the Contemplated Transactions; and (v) fulfill all conditions to this Agreement. The Parties further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Judgment or Law that would adversely affect or delay the ability of the Parties to consummate the Contemplated Transactions, to use their respective commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In no event, however, will either Party or any of their respective Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 5.3. The Parties will keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions and work cooperatively in connection with obtaining the requisite Governmental Authorizations, and shall promptly notify the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Authority with respect to the Contemplated Transactions. Notwithstanding anything to the contrary, Seller shall also remain solely responsible for satisfying the conditions in Section 6.1 and Section 6.3 (other than 6.1(d) and Section 6.3(d)) and Purchaser shall remain solely responsible for satisfying all conditions in Section 6.2 and Section 6.4 (other than 6.2(d) and Section 6.4(d)).

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Section 5.4    Financing. Purchaser expressly acknowledges and agrees that Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon Purchaser or any Designated Affiliate obtaining any financing and any failure to fulfill any obligation under this Agreement arising from the failure of Purchaser or any Designated Affiliate to obtain financing or the unavailability of such financing will be deemed to be knowing and intentional for purposes of this Agreement, including Section 7.2. To the extent that Purchaser has obtained any Financing Commitment, Purchaser will keep Seller apprised of all developments or changes relating to the financing contemplated by the Financing Commitments that would, or be reasonably expected to, result in a failure by Purchaser to consummate the Contemplated Transactions. In the event that the Financing Commitments cease to be in full force and effect at any time or the lenders party thereto indicate any unwillingness or inability to provide the financing contemplated thereby, or for any reason Purchaser otherwise no longer believes in good faith that it or any Designated Affiliate will be able to obtain the financing contemplated thereby, then Purchaser will immediately notify Seller and use its commercially reasonable best efforts to obtain replacement financing arrangements or commitment letters as soon as possible.
Section 5.5    Confidentiality.
(a)    From the Effective Date and for a period of three years after the Initial Closing, the Parties shall keep confidential and shall not disclose (i) the legal, financial or other terms or conditions of this Agreement, the other Transaction Documents or the Contemplated Transactions and (ii) any confidential or non-public information disclosed to the other Party in connection with the Contemplated Transactions, in each case without the prior written consent of the other Party, except to the extent such disclosure is (v) required to be made under applicable Law, including for purposes of compliance with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or, in the case of Purchaser, the UK Financial Services and Markets Act 2000) or the compliance with the rules and regulations of the New York Stock Exchange (or in the case of Purchaser the London Stock Exchange) or any other exchange upon which a Party’s or its Affiliate’s securities are traded, (w) to a Party’s and its Affiliates’ respective directors, officers, employees, advisors, representatives, lenders, and agents to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Transaction Documents or effect the Contemplated Transactions, provided that such Party shall be liable for the failure of any such Person to comply with the restrictions on disclosure in this Section 5.5(a), (x) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to this Agreement or any Transaction Document, (y) in connection with a Party’s indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) permitted in accordance with Section 5.6. The Parties agree to that as of the Effective Date, that certain Confidentiality Letter Agreement between Seller Parent and Purchaser dated July 12, 2017, will terminate. Notwithstanding the forgoing, following any Closing, this Section 5.5(a) shall not apply to the extent any information described in this Section 5.5(a) constitutes Business Information, for which Section 5.5(b) shall apply, and neither Purchaser or its Designated Affiliates, PD Cyprus or the Joint Venture shall be under any restriction on the disclosure of Business Information relating to the Purchased Assets which were the subject of that Closing under this Agreement or any other Transaction Document.
(b)    For a period of three years after the Initial Closing, Seller will, and will cause each Selling Entity its directors, officers, employees, advisors, representatives and agents to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or a Governmental Authority, all Business Information, except to the extent that such disclosure of Business Information (i) must be made in connection with the obligations of Seller or its Affiliates pursuant to this Agreement and the Transaction Documents, (ii) is required under applicable Law, including for purposes of compliance with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 or the compliance with the rules and regulations of the New York Stock Exchange, (iii) is made to its and its Affiliates’ respective directors, officers, employees, advisors, representatives and agents to the extent reasonably required to facilitate the

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negotiation, execution, delivery or performance of this Agreement and the Transaction Documents or effect the Contemplated Transactions, provided that Seller shall be liable for the failure of any such Person to comply with the restrictions on disclosure in this Section 5.5(b), (iv) is made to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to this Agreement or any Transaction Document, (v) is made in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (vi) is permitted in accordance with Section 5.6.
Section 5.6    Public Announcements. Prior to the Initial Closing, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement and/or the Contemplated Transactions without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that each Party reserves the right, without the other Party’s prior consent, to make any public disclosure, prior to or after the Initial Closing, that it believes in good faith is required by applicable securities Laws or stock exchange listing standards (in which case the disclosing Party agrees to use commercially reasonable best efforts to advise the other Party prior to making such disclosure). Without prejudice to the foregoing it is also agreed that Purchaser may make the announcement upon the signing of this Agreement, the language of which is set forth on Section 5.6 of the Purchaser Disclosure Schedules.
Section 5.7    Further Actions; Post-Closing Cooperation.
(a)    Subject to the other express provisions of this Agreement, upon the request of either Party, the other Party will execute and deliver (or procure that its Affiliates will execute and deliver) such other documents, instruments and agreements as the requesting Party may reasonably require for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
(b)    If, following any Closing, any right, property or asset not forming part of the Purchased Assets is found to have been transferred to Purchaser or a Designated Affiliate in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates to transfer, at no cost to Seller (other than Transfer Taxes and provided that Seller shall also reimburse Purchaser for any costs including Transfer Taxes actually incurred on any re-transfer of the Purchased Assets and as a result of a failure of the initial transfer) or its Affiliates, such right, property or asset as soon as reasonably practicable to Seller or its Affiliates as directed in writing by Seller. If, following any Closing, any right, property or asset forming part of the Purchased Assets is found to have been retained by Seller or any Selling Entity in error, either directly or indirectly, Seller shall, or shall cause the applicable Selling Entity to transfer, at no cost to Purchaser, such right, property or asset as soon as reasonably practicable to applicable the Designated Affiliate.
Section 5.8    Indemnification. Purchaser will not, for a period of six years after the Initial Closing, take or permit any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws or other applicable charter or organizational documents of PD Cyprus or the Joint Venture for the benefit of any individual who served as a director or officer of PD Cyprus or the Joint Venture at any time prior to the Initial Closing (each a “PD Cyprus/Joint Venture Indemnified Party”), except for any changes which may be required to conform with changes in applicable Law, any changes made by the other members in the Joint Venture without the consent or agreement of Purchaser or its Designated Affiliates, and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Initial Closing. Without limiting the generality of this Section 5.8, the provisions of this Section 5.8 are intended for the benefit of, and may be enforced by, each of the PD Cyprus/Joint Venture Indemnified Parties and their respective heirs and beneficiaries. Following the Closing at which the Kuwait Assets are sold, Seller shall indemnify PD Cyprus and its Affiliates for any amounts actually paid by PD Cyprus to any Person who served as a director or officer of PD Cyprus prior to the applicable Closing as a result of any claim made by such Person pursuant to the exculpatory and indemnification provisions of the memorandum and articles of association of PD Cyprus. PD Cyprus and its Affiliates shall be entitled to enforce the indemnity in this Section 5.8.

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Section 5.9    Insurance. Notwithstanding anything to the contrary in Article 8, from and after the applicable Closing, PD Cyprus, the Joint Venture and the Business shall cease to be insured by Seller or its Affiliates’ current and historical insurance policies or programs or by any of the current and historical self-insured programs of Seller or its Affiliates, and neither Purchaser nor its Affiliates (including the Joint Venture following the Closing) shall have any access, right, title or interest to or in any insurance policies or programs or self-insured programs (including to any claims or rights to make claims or any rights to proceeds). Seller or any of its Affiliates may, effective at the applicable Closing, amend any insurance policies or ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.9. From and after the applicable Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of PD Cyprus, the Joint Venture and the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of PD Cyprus, the Joint Venture or the Business under or in respect of any past or current insurance policy, program or self-insurance program under which PD Cyprus, the Joint Venture or the Business is a named insured. Notwithstanding the preceding, (i) if following the Effective Date and prior to the applicable Closing Date, any claim is made by Seller, its Affiliates or the Joint Venture under any insurance policy, program or self-insurance program under which they are a named insured in respect of any Loss incurred prior to the applicable Closing with respect to the Purchased  Assets to be sold at that Closing, then subject to, and following the applicable Closing, Seller shall pay to Purchaser (or the Joint Venture, as applicable) the amount of any insurance proceeds actually received by Seller or its Affiliates (less the amount of any deductibles and related costs) in respect of such claim, and (ii) if at the Closing in respect of the Kuwait Assets the Joint Venture has any outstanding claims under any insurance policy, program or self-insurance program under which the Joint Venture is a named insured Seller agrees to maintain such claims on behalf of and for the benefit of the Joint Venture until such claims are finally resolved. All such claims shall remain subject to the terms of the applicable policy or program.
Section 5.10    Designated Affiliates. Purchaser shall use its commercially reasonable best efforts to designate all of its Designated Affiliates as soon as practicable following the Effective Date and, in any event, shall use make such designation not less than 30 days following the Effective Date including by providing Seller a copy of Purchaser’s proposed acquisition structure.
Section 5.11    Credit and Performance Support Obligations. Purchaser shall use its commercially reasonable best efforts to cause Seller and the Selling Entities (as applicable) and their respective Affiliates to be absolutely and unconditionally relieved on or prior to the relevant Closing of all Liabilities arising out of the letters of credit, performance bonds, custom bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business and Purchased Assets to which that Closing relates as listed in Section 5.11 of the Seller Disclosure Schedule (together the “Seller Guarantees”), and Purchaser shall, in accordance with the procedures set forth in Article 8, indemnify Seller, the Selling Entities and their respective Affiliates against any Losses arising from the Seller Guarantees to the extent such Losses are the result of the act or omission of Purchaser or its Designated Affiliates after the relevant Closing to which such Seller Guarantees relate. Purchaser agrees to continue to use its commercially reasonable best efforts after the relevant Closing to which such Seller Guarantees relate to relieve Seller and the Selling Entities and their respective Affiliates of all such Seller Guarantees to which the Closing relates; provided that Purchaser shall not be obligated to assume any Liability for the acts or omissions of Seller or the Selling Entities or their respective Affiliates (including for purposes of this Section 5.11 the Joint Venture) or any Liabilities that relate to the period prior to Closing. As a covenant under this Agreement, Seller shall cause all of the Seller Guarantees for each jurisdiction to be maintained in full force and effect for a period of up to 90 days following the applicable Closing for that jurisdiction. If the aggregate amount of Seller Guarantees at the Closing for that jurisdiction exceeds the Relevant Amount for that jurisdiction, then Seller shall cause to be maintained such Seller Guarantees in excess of the Relevant Amount in that jurisdiction for a period of up to 180 days following the applicable Closing (but only with respect to such excess). For purposes of this Section 5.11, “Relevant Amount” means $8,863,570 in Algeria, and $56,877,252 in Kuwait. The other terms upon which the Seller Guarantees will be maintained are set forth in the Transition Services Agreement and the Seller hereby agrees to maintain the Seller Guarantees for the periods referred to in

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the Transition Services Agreement. Seller shall update Section 5.11 of the Seller Disclosure Schedule to remove any Seller Guarantees that are no longer required, but shall only be entitled to add new Seller Guarantees to Section 5.11 of the Seller Disclosure Schedule where such new Seller Guarantees are required to be maintained pursuant to Drilling Contracts that have been entered into after the Effective Date, or which have been required for the importation of assets that are included within the Purchased Assets that are to be sold to Purchaser.
Section 5.12    Seller Names and Marks. Effective as of the applicable Closing, Purchaser shall, and shall cause its Affiliates to, cease any and all uses of any Trademarks that constitute, include, are derived from or is confusingly similar to Trademarks of Seller and its Affiliates other than the Transitional Marks and the Joint Venture Trademarks. Purchaser acknowledges and agrees that the Trademarks of Seller and its Affiliates shall remain the exclusive property of Seller and its respective Affiliates, as applicable, and Purchaser shall have no right to use and shall receive no interest in any Trademark of Seller or its Affiliates pursuant to this Agreement, other than the limited use of Transitional Marks expressly set forth in this Section 5.12 and the continued use of the Joint Venture Trademarks. Effective as of the applicable Closing, Purchaser shall, and shall cause its Affiliates to, as soon as reasonably practicable, cease any and all uses of the Transitional Marks, including by no later than 90 days after the applicable Closing Date, (i) deleting all the Transitional Marks from all public or customer-facing materials, including, as applicable, all business cards, schedules, stationery, packaging materials, displays, promotional materials, forms, websites, e-mail, computer software and systems and other materials, and deleting or stickering over the Transitional Marks in all manuals, distributed in connection with the Business, and (ii) removing all the Transitional Marks from all signage at the real property occupied by the Business. Purchaser shall not use the Transitional Marks in a manner that could reasonably be expected to reflect negatively on such name and marks or on Seller or any of its respective Affiliates. To the extent of Seller’s or its Affiliates’ right therein (if any), Seller grants the Joint Venture a perpetual and royalty free right and license to use the Joint Venture Trademarks in the Territory from the Closing in respect of the Kuwait Assets and following the Closing in respect of the Kuwait Assets neither Seller or its Affiliates shall seek to interfere with or object to the Joint Venture’s use of the Joint Venture Trademarks in the Territory.
Section 5.13    Supplements to Disclosure Schedules. Seller and Purchaser each may, from time to time prior to the Initial Closing by written notice to the other Party, supplement its respective Disclosure Schedule or add a schedule to its respective Disclosure Schedule (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the Effective Date, would have been required to be set forth or described in its Disclosure Schedule or to correct any inaccuracy or breach in the representations and warranties made by Seller or Purchaser in this Agreement, as applicable. Subject to this Section 5.13, none of such supplements to a Disclosure Schedule will be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.1(a) or Section 6.2(a) or any other claim, as applicable, or otherwise affect any other term or condition contained in this Agreement; provided that unless a Party will have delivered a notice of termination with respect to such matter as contemplated by Section 7.1(d) or Section 7.1(e), as applicable, within 10 Business Days after the receipt by such Party of any supplement to the Disclosure Schedule of the other Party pursuant to this Section 5.13, then such Party will have waived any and all rights to terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(e), as applicable. Notwithstanding anything in this Section 5.13 to the contrary, prior to the applicable Closing Date, Seller shall update Section 5.11 of the Seller Disclosure Schedule subject to, and in accordance with Section 5.11, and shall also update Section 1.1(b)(ii) and Section 3.11(a) of the Seller Disclosure Schedule to account for Contracts that were entered into or that have terminated in accordance with their terms after the Effective Date and prior to the applicable Closing Date, and such Contracts will be deemed to be (or cease to be, as applicable) Algeria Assets or Kuwait Assets, as the case may be; provided, however, that any Contract that is not a Drilling Contract shall not be added to Section 1.1(b)(ii) of the Seller Disclosure Schedule and shall not become part of the Algeria Assets without the prior written approval of Purchaser. If any update to Section 1.1(b)(ii) and Section 3.11(a) of the Seller Disclosure Schedule relate to or affect any Drilling Contract, the Parties will agree to the necessary revisions to Section 1.1(k) and Section 1.1(dd) of the Seller Disclosure Schedule to reflect such updates, on the basis that the overall amount of Backlog shall not be reduced, but that payments which are no longer due to be made because

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of the early termination of any Drilling Contract that was in force on the Effective Date can be compensated for by payments due to be made under Drilling Contracts entered into after the Effective Date and in force on the applicable Closing Date.
Section 5.14    Non-Competition/Non-Solicitation. Following the Closing in respect of the Kuwait Assets, Seller shall not and shall cause each of its Affiliates not to use the Joint Venture Trademarks in the Territory. During the period commencing on a Closing Date and ending on the three year anniversary of that Closing Date in respect of the Territory which is subject to that Closing, Seller shall not, and shall cause each of its Affiliates not to:
(a)    engage in the oil and gas land contract drilling rig business in the Territory for which a Closing has occurred; provided, however, that, nothing in this Section 5.14 shall prohibit Seller or its Affiliates from disposing of the remainder of its rigs currently outside the Territory to any Person (whether or not a competitor of Purchaser) and regardless of when or how such Person deploys or locates such rigs throughout the world; provided, further, that, for the purposes of this Section 5.14(a), ownership of securities having no more than 1% of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 5.14(a) as long as the Person owning such securities has no other connection or relationship with such Person; and
(b)    (i) solicit any Transferring Employee or any other employee of Purchaser, a Designated Affiliate or the Joint Venture in the Territory for which a Closing has occurred away from or out of the employ of Purchaser, a Designated Affiliate or the Joint Venture unless such individual will have ceased to be employed by Purchaser, a Designated Affiliate or the Joint Venture for a period of at least six months prior thereto or (ii) solicit the customer of Purchaser or a Designated Affiliate (or the Joint Venture after such Closing) who is at Closing or who has been at any time during the twelve months immediately preceding Closing a client or customer of the Business with a view to providing goods or service, to such customer in competition with the Business (or any part of it) as it was carried on at the applicable Closing Date or in the twelve months immediately preceding the applicable Closing Date or (iii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with Purchaser, a Designated Affiliate or the Joint Venture in the Territory and relating to the Purchased Assets (including any Independent Contractors) to cease or reduce the extent of its business relationship with Purchaser, a Designated Affiliate or the Joint Venture or to deal with any competitor of Purchaser, a Designated Affiliate or the Joint Venture; provided, however, that this Section 5.14(b) will not be deemed to prohibit Seller and its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards any Transferring Employees or employees of Purchaser, a Designated Affiliate or the Joint Venture in the Territory for which a Closing has occurred, or otherwise hiring any Person that responds to such solicitation.

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(c)    The covenants in Section 5.14 are intended to be for the benefit of, and shall be enforceable by Purchaser or its Designated Affiliates and the Joint Venture and apply to actions carried out by Seller (or any of its Affiliates) in any capacity and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person. Each of the covenants in Section 5.14 is a separate undertaking by Seller and shall be enforceable by Purchaser or its Designated Affiliates separately and independently of their right to enforce any one or more of the other covenants contained in that clause.
Section 5.15    Restructuring. Promptly following the Effective Date, but in any event prior to the Closing at which the Kuwait Assets are sold, Seller will consummate an internal restructuring of PD Cyprus (the “Restructuring”), primarily by means of a scheme of arrangement providing for the transfer of the assets of PD Cyprus (other than the Purchased Equity) and the transfer of all liabilities of PD Cyprus (save for such liabilities as Purchaser has agreed in writing may remain with PD Cyprus), prepared in accordance with Articles 198 and 200 of the Cyprus Companies Law, by an independent expert (the “Restructuring Plan”). The Restructuring Plan shall be duly approved and sanctioned by the relevant courts of the Republic of Cyprus in accordance with the Laws of Cyprus, and will be considered effective as of the date of submission of the relevant court order with the Registrar of Companies in Cyprus, such that, as of the applicable Closing at which the Kuwait Assets are sold, the representation and warranty in Section 3.4(c) shall be true and correct.
Section 5.16    Post Closing Operation of the Business in Kuwait. Immediately following the applicable Closing Date at which the Kuwait Assets are sold, and for a period of two years thereafter, Purchaser shall conduct the business of the Joint Venture in the same manner as conducted on the applicable Closing Date by Seller and its Affiliates.  Without limiting the generality of the foregoing, Purchaser shall not materially modify any Drilling Contract, Lease, or other material Contract relating to the Kuwait Assets, provide Transferring Employees with terms and conditions other than those that are substantially similar to those as of the applicable Closing Date, or otherwise transfer or terminate any Transferring Employee in Kuwait (other than for cause) during such two year period.  Purchaser acknowledges and agrees that this Section 5.16 is a material condition to the approval by Kuwait Oil Company (the “KOC”) of the Contemplated Transactions, and may be enforced by KOC in the event of a breach by Purchaser of this Section 5.16.

Article 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1    Conditions to the Obligation of Purchaser at the Initial Closing. Subject to Section 6.1(f), the obligation of Purchaser to close the Contemplated Transactions to be consummated at the Initial Closing is subject to the satisfaction, on or before the Initial Closing Date, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in its sole discretion), it being acknowledged and agreed that such conditions must only be satisfied with respect to one of the Kuwait Assets or the Algeria Assets (but not both) for the Initial Closing to occur, and that such conditions shall only apply with respect to such assets in the relevant Territory included in the Initial Closing:

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(a)    Accuracy of Representations and Warranties. The representations and warranties of Seller in Article 3, not qualified by materiality, must be true and correct in all material respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date), and all representations and warranties of Seller in Article 3 qualified by materiality or similar qualification must be true and correct in all respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date);
(b)    Performance of Covenants. All of the covenants and obligations that Seller is required to perform or comply with under this Agreement on or before the Initial Closing Date must have been duly performed and complied with in all material respects, except for the covenants that Seller is required to perform or comply with under Section 5.2 and Section 5.15 which must have been performed and complied with in all respects;
(c)    Governmental Authorizations; Consents. Each of the Governmental Authorizations and consents listed in Section 6.1(c) of the Seller Disclosure Schedule relating to the Kuwait Assets or Algeria Assets, as applicable, must have been obtained in a form and substance satisfactory to Purchaser (acting reasonably) and must be in full force and effect, and all required notices listed in Section 6.1(c) of the Seller Disclosure Schedule relating to such assets must have been delivered to the proper recipient;
(d)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the Contemplated Transactions taking place at the Initial Closing or cause the Contemplated Transactions taking place at the Initial Closing to be rescinded following consummation of the Initial Closing;
(e)    Transaction Documents. Seller must have delivered or caused to be delivered each document that Section 2.8(a) requires it to deliver, and each Person (other than Seller, the Selling Entities or the Joint Venture, or their respective Affiliates) must have delivered each Transaction Document to which it is a party, duly executed by such Person;
(f)    Condition of the Rigs. If any Rig becomes inoperable or is destroyed prior to the applicable Closing, then if required by Purchaser (and subject to Section 6.1(g)) the Rig shall be treated as an “Excluded Rig” and (i) Purchaser shall not be entitled to terminate this Agreement pursuant to Section 7.1(d) as a result of the breach of the applicable, representation, warranty, covenant or agreement in this Agreement unless Section 6.1(h) applies; (ii) the Excluded Rig shall be excluded from the Kuwait Assets or the Algeria Assets (as the case may be) and the Kuwait Cash Consideration or the Algeria Cash Consideration (as the case may be) shall be reduced by the amount of Excluded Rig Deduction; and (iii) the Employees that are the crew of that Excluded Rig or which otherwise are assigned to duties related to that Excluded Rig for more 50% of their time shall be removed from the definition of Transferring Employees;
(g)    Replacement Rigs. A Rig shall not be treated as an Excluded Rig pursuant to Section 6.1(f) if (i) in the case of an Excluded Rig which is subject to a Drilling Contract, Seller is able to repair such Rig or provide a replacement rig which has been approved by Purchaser acting reasonably and the relevant customer and is made subject to a Drilling Contract on substantially the same terms and conditions as the Excluded Rig or (ii) in the case of an Excluded Rig which is not contracted, Seller is able to repair such Rig or provide a replacement rig of comparable age and specification as the Excluded Rig which is capable of being contracted in its current condition and is in the same location as the Excluded Rig (or such other location as Purchaser may agree); in which case such replacement rig shall replace the Excluded Rig as part of the Purchased Assets (and shall be deemed a “Rig”) and there shall be no Excluded Rig Deduction (although there may be a Backlog Deduction); and

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(h)    Excluded Rig Deduction. If the Initial Closing concerns the Kuwait Assets and the aggregate Excluded Rig Deduction that would be available to Purchaser under Section 6.1(f) is equal to or greater than 25% of the Kuwait Cash Consideration, then Purchaser shall be entitled to terminate this Agreement, solely with respect to the Kuwait Assets, pursuant to Section 7.1(d). If the Initial Closing concerns the Algeria Assets and the aggregate Excluded Rig Deduction that would be available to Purchaser under Section 6.1(f) is equal to or greater than 25% of the Algeria Cash Consideration, then Purchaser shall be entitled to terminate this Agreement, solely with respect to the Algeria Assets, pursuant to Section 7.1(d).
Section 6.2    Conditions to the Obligation of Seller at the Initial Closing. The obligation of Seller to close the Contemplated Transactions to be consummated at the Initial Closing is subject to the satisfaction, on or before the Initial Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in its sole discretion), it being acknowledged and agreed that such conditions must only be satisfied with respect to one of the Kuwait Assets or the Algeria Assets (but not both) for the Initial Closing to occur, and that such conditions shall only apply with respect to such assets in the relevant Territory included in the Initial Closing:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Purchaser in Article 4, not qualified by materiality, must be true and correct in all material respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) and all representations and warranties of Purchaser in Article 4 qualified by materiality must be true and correct in all respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date);
(b)    Performance of Covenants. All of the covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Initial Closing Date must have been duly performed and complied with in all material respects;
(c)    Governmental Authorizations; Consents. Each of the Governmental Authorizations and consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule must have been obtained in a form and substance satisfactory to Seller (acting reasonably) and must be in full force and effect, and all required notices listed in Section 6.2(c) of the Purchaser Disclosure Schedule must have been delivered to the proper recipient;
(d)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the Contemplated Transactions taking place at the Initial Closing or cause the Contemplated Transactions taking place at the Initial Closing to be rescinded following consummation of the Initial Closing; and
(e)    Transaction Documents. Purchaser must have delivered or caused to be delivered to Seller each document that Section 2.8(b) requires it to deliver, and each Person (other than Purchaser, its Designated Affiliates, or their respective Affiliates) must have delivered each Transaction Document to which it is a party, duly executed by such Person.

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Section 6.3    Conditions to the Obligation of Purchaser at a Subsequent Closing. The obligation of Purchaser to close the Contemplated Transactions to be consummated at any Subsequent Closing is subject to the satisfaction, on or before the Subsequent Closing Date, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in its sole discretion), it being acknowledged and agreed that such conditions must only be satisfied with respect to one of the Kuwait Assets or the Algeria Assets included in the Subsequent Closing, as applicable, and that such conditions shall only apply with respect to such assets in the relevant Territory included in the Subsequent Closing, in each case after giving pro forma effect to the Initial Closing:
(a)    Accuracy of Representations and Warranties.  The representations and warranties of Seller in Article 3, not qualified by materiality, must be true and correct in all material respects as of the Subsequent Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date) and all representations and warranties of Seller in Article 3 qualified by materiality must be true and correct in all respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date);
(b)    Performance of Covenants.  All of the covenants and obligations that Seller is required to perform or comply with under this Agreement on or before the Subsequent Closing Date must have been duly performed and complied with in all material respects, except for the covenants that Seller is required to perform or comply with under Section 5.2 and Section 5.15, which must have been performed and complied with in all respects;
(c)    Governmental Authorizations; Consents. Each of the Governmental Authorizations and consents listed in Section 6.1(c) of the Seller Disclosure Schedule with respect to the Kuwait Assets or Algeria Assets, as applicable, must have been obtained in a form and substance satisfactory to Purchaser (acting reasonably) and must be in full force and effect, all required notices listed in Section 6.1(c) of the Seller Disclosure Schedule with respect to the Kuwait Assets or Algeria Assets, as applicable, must have been delivered to the proper recipient;
(d)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the Contemplated Transactions taking place at the Subsequent Closing or cause any of the Contemplated Transactions taking place at the Subsequent Closing to be rescinded following consummation of the Subsequent Closing;
(e)    Transaction Documents. Seller must have delivered or caused to be delivered each document that Section 2.9(a) requires it to deliver, and each Person (other than Seller, the Selling Entities or the Joint Venture, or their respective Affiliates) must have delivered each Transaction Document to which it is a party, duly executed by such Person;
(f)    Condition of the Rigs. If any Rig becomes inoperable or is destroyed prior to the applicable Subsequent Closing, then if required by Purchaser (and subject to Section 6.3(g)) the Rig shall be treated as an “Excluded Rig” and (i) Purchaser shall not be entitled to terminate this Agreement pursuant to Section 7.1(d) as a result of the breach of the applicable, representation, warranty, covenant or agreement in this Agreement unless Section 6.3(h) applies; (ii) the Excluded Rig shall be excluded from the Kuwait Assets or the Algeria Assets (as the case may be) and the Kuwait Cash Consideration or the Algeria Cash Consideration (as the case may be) shall be reduced by the amount of the Excluded Rig Deduction; and (iii) any Employees that are the crew of that Excluded Rig or which otherwise are assigned to duties related to that Excluded Rig for more 50% of their time shall be removed from the definition of Transferring Employees;
(g)    Replacement Rigs. A Rig shall not be treated as an Excluded Rig pursuant to Section 6.3(f) if (i) in the case of an Excluded Rig which is subject to a Drilling Contract, Seller is able to repair such Rig or provide a replacement rig which has been approved by Purchaser acting reasonably and the relevant customer

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and is made subject to a Drilling Contract on substantially the same terms and conditions as the Excluded Rig or (ii) in the case of an Excluded Rig which is not contracted, Seller is able to repair such Rig or provide a replacement rig of comparable age and specification as the Excluded Rig which is capable of being contracted in its current condition and is in the same location as the Excluded Rig (or such other location as Purchaser may agree); in which case such replacement rig shall replace the Excluded Rig as part of the Purchased Assets (and shall be deemed a “Rig”) and there shall be no Excluded Rig Deduction (although there may be a Backlog Deduction); and
(h)    Excluded Rig Deduction. If the Subsequent Closing concerns the Kuwait Assets and the aggregate Excluded Rig Deduction that would be available to Purchaser under Section 6.3(f) is equal to or greater than 25% of the Kuwait Cash Consideration, then Purchaser shall be entitled to terminate this Agreement pursuant to Section 7.1(g).  If the Subsequent Closing concerns the Algeria Assets and the aggregate Excluded Rig Deduction that would be available to Purchaser under Section 6.3(f) is equal to or greater than 25% of the Algeria Cash Consideration, then Purchaser shall be entitled to terminate this Agreement pursuant to Section 7.1(g).
Section 6.4    Conditions to the Obligation of Seller at a Subsequent Closing. The obligation of Seller to close the Contemplated Transactions to be consummated at the Subsequent Closing is subject to the satisfaction, on or before the Subsequent Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in its sole discretion), it being acknowledged and agreed that such conditions must only be satisfied with respect to one of the Kuwait Assets or the Algeria Assets included in the Subsequent Closing, as applicable, and that such conditions shall only apply with respect to such assets in the relevant Territory included in the Subsequent Closing, in each case after giving pro forma effect to the Initial Closing:
(a)    Accuracy of Representations and Warranties.  The representations and warranties of Purchaser in Article 4, not qualified by materiality, must be true and correct in all material respects as of the Subsequent Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) and all representations and warranties of Purchaser in Article 4 qualified by materiality must be true and correct in all respects as of the Initial Closing (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct as of such date);
(b)    Performance of Covenants.  All of the covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Subsequent Closing Date must have been duly performed and complied with in all material respects;
(c)    Governmental Authorizations; Consents. Each of the Governmental Authorizations and consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule with respect to the Kuwait Assets or Algeria Assets, as applicable, must have been obtained in a form and substance satisfactory to Seller (acting reasonably) and must be in full force and effect, all required notices listed in Section 6.2(c) of the Purchaser Disclosure Schedule with respect to the Kuwait Assets or Algeria Assets, as applicable, must have been delivered to the proper recipient;
(d)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the Contemplated Transactions taking place at the Subsequent Closing or cause any of the Contemplated Transactions taking place at the Subsequent Closing to be rescinded following consummation of the Subsequent Closing; and

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(e)    Transaction Documents. Purchaser must have delivered or caused to be delivered to Seller each document that Section 2.9(b) requires it to deliver, and each Person (other than Purchaser, its Designated Affiliates, or their respective Affiliates) must have delivered each Transaction Document to which it is a party, duly executed by such Person.
Article 7
TERMINATION
Section 7.1    Termination Events. This Agreement may, by written notice, be terminated as follows:
(a)    prior to either the Initial Closing, or any Subsequent Closing (but only with respect to the subject matter of the Subsequent Closing), by mutual written consent of the Parties;
(b)    prior to the Initial Closing only, by Seller or Purchaser, for any reason or no reason, in their sole discretion;
(c)    by either Party prior to the Initial Closing Date or any Subsequent Closing if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions that have not yet taken place; provided that the right to terminate this Agreement under this Section 7.1(c) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(c) occurring;
(d)    prior to the Initial Closing Date only, by Purchaser (i) pursuant to Section 6.1(h) or (ii) if Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b) and (B) is incapable of being cured on or prior to the Initial End Date or, if capable of being cured by the Initial End Date, Seller shall not have commenced good-faith efforts to cure the breach or failure to perform within 30 calendar days following (or the breach or failure to perform is not cured by the earlier of the Initial End Date or a further 30 calendar days following) receipt by Seller of written notice from Purchaser of the breach or failure to perform; provided that the right to terminate this Agreement under this Section 7.1(d) will not be available if Purchaser’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(d) occurring; provided, further, that any termination arising under Section 6.1(h) shall be a partial termination in respect only of the Kuwait Assets or the Algeria Assets as provided for in Section 6.1(h);
(e)    prior to the Initial Closing Date only, by Seller if Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured on or prior to the Initial End Date or, if capable of being cured by the Initial End Date, Purchaser shall not have commenced good-faith efforts to cure the breach or failure to perform within 30 calendar days following (or the breach or failure to perform is not cured within 60 calendar days following) receipt by Purchaser of written notice from Seller of the breach or failure to perform; provided that the right to terminate this Agreement under this Section 7.1(e) will not be available if Seller’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(e) occurring;
(f)    prior to the Initial Closing Date only, by written notice of either Party to the other Party, if the Initial Closing shall not have occurred on or before December 31, 2018 (the “Initial End Date”); provided that

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the right to terminate under this Section 7.1(f) will not be available to any Party whose material breach of this Agreement or failure to fulfill any material obligation under this Agreement has been a cause of or resulted in the failure of the Initial Closing to occur by such date;
(g)    following the Initial Closing Date and prior to any Subsequent Closing Date (but only with respect to the subject matter of the Subsequent Closing), by Purchaser (i) pursuant to Section 6.3(h) or (ii) if Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured on or prior to the Subsequent End Date or, if capable of being cured by the Subsequent End Date, Seller shall not have commenced good-faith efforts to cure the breach or failure to perform within 30 calendar days following (or the breach or failure to perform is not cured by the earlier of the Subsequent End Date or a further 30 calendar days following) receipt by Seller of written notice from Purchaser of the breach or failure to perform; provided that the right to terminate this Agreement under this Section 7.1(g) will not be available if Purchaser’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(g) occurring;
(h)    following the Initial Closing Date and prior to any Subsequent Closing Date (but only with respect to the subject matter of the Subsequent Closing), by Seller if Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.4(a) or Section 6.4(b) and (ii) is incapable of being cured on or prior to the Subsequent End Date or, if capable of being cured by the Subsequent End Date, Purchaser shall not have commenced good-faith efforts to cure the breach or failure to perform within 30 calendar days following (or the breach or failure to perform is not cured by the earlier of the Subsequent End Date or a further 60 calendar days following) receipt by Purchaser of written notice from Seller of the breach or failure to perform; provided that the right to terminate this Agreement under this Section 7.1(h) will not be available if Seller’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(h) occurring;
(i)    following the Initial Closing Date and prior to any Subsequent Closing Date (but only with respect to the subject matter of the Subsequent Closing), by written notice of either Party to the other Party, if the Subsequent Closing shall not have occurred on or before March 31, 2019 (the “Subsequent End Date”); provided that the right to terminate under this Section 7.1(i) will not be available to any Party whose material breach of this Agreement or failure to fulfill any material obligation under this Agreement has been a cause of or resulted in the failure of the Subsequent Closing to occur by such date.
Section 7.2    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 prior to the Initial Closing Date, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without Liability against any Party or its Affiliates, except that (a) Section 5.5 (Confidentiality), Section 5.6 (Public Announcements), Section 7.3 (Certain Effects of Termination), Article 11 (General Provisions) (except for Section 11.13 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if either Party terminates this Agreement pursuant to Section 7.1(g), (h) or (i) with respect to the Kuwait Assets or the Algeria Assets that were not included in the Initial Closing, all rights and obligations of the Parties hereunder with respect to the Kuwait Assets or Algeria

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Assets, as the case may be, shall terminate without any liability of either Party; provided, however, such termination shall have no effect on the purchase and sale of the Purchased Assets consummated at the Initial Closing (including, for the avoidance of doubt, no right to rescind such transactions as a result of the termination and no effect on the representations and warranties given at the Initial Closing or the indemnity obligations or other post-Initial Closing obligations hereunder such as non-competition obligations). Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by a Party because of the knowing and intentional breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
Section 7.3    Certain Other Effects of Termination.
(a)    If the Parties terminate this Agreement pursuant to Section 7.1, Purchaser will return and/or destroy any information furnished to Purchaser in connection with this Agreement (other than as it relates to any Business Information transferred in conjunction with any Initial Closing, if applicable).
(b)    If this Agreement is terminated pursuant to Section 7.1, then the Deposit, or any remaining portion thereof following the Initial Closing, (and in each case along with any accrued interest thereon), shall be returned to Purchaser less 50% of the fees and expenses of the Escrow Agent; provided that (i) if this Agreement is terminated by Seller prior to the Initial Closing pursuant to Section 7.1(e) (other than a termination arising from a material breach of the representations and warranties set forth in Section 4.4 as a result of any Proceeding initiated against Purchaser following the Effective Date), or by Purchaser pursuant to Section 7.1(b), the Deposit (and any accrued interest thereon less 50% of the fees and expenses of the Escrow Agent) shall be paid to Seller pursuant to the terms of the Escrow Agreement; (ii) if this Agreement is partially terminated by Purchaser prior to the Initial Closing pursuant to Section 6.1(h) that part of the Deposit which relates to the assets that have been terminated as provided for in Section 2.4(a) shall be returned to Purchaser, but the remainder of the Deposit shall be retained and held subject to the terms of this Agreement and the Escrow Agreement in relation to the assets that have not been terminated; and (iii) if this Agreement is terminated by Seller following the Initial Closing but prior to any Subsequent Closing pursuant to Section 7.1(h) (other than a termination arising from a material breach of the representations and warranties by Purchaser set forth in Section 4.4 as a result of any Proceeding initiated against Purchaser following the Effective Date) such part of the Deposit that has not been paid to Seller at the Initial Closing (and any Subsequent Closing that has taken place) (and any accrued interest thereon less 50% of the fees and expenses of the Escrow Agent) shall be paid to Seller pursuant to the Escrow Agreement. Notwithstanding anything else to the contrary in this Agreement, any part of the Deposit forfeited to Seller pursuant to this Section 7.3(b) shall be paid to Seller in full and final settlement of all claims against Purchaser and its Designated Affiliates under this Agreement and the Transaction Documents in respect of the Contemplated Transactions that have not occurred as a result of such termination, and Purchaser and its Designated Affiliates shall have no further liability under this Agreement or the Transaction Documents in respect of such Contemplated Transactions.
(c)    If this Agreement is terminated by Seller pursuant to Section 7.1(b), Seller shall reimburse Purchaser for any Losses incurred by Purchaser as a result of such termination. The amount of such Losses for which Purchaser may be entitled to reimbursement (if any) pursuant to this Section 7.3(c) shall be determined by binding arbitration in accordance with the procedures set forth in Section 11.11(b); provided, however, that the Parties agree that in no event shall the amount of Losses for which Purchaser may be entitled to reimbursement (if any) exceed the Termination Cap; provided, further, that for purposes of calculating any Losses pursuant to this Section 7.3(c), the limitations in Section 11.12 shall not apply. Notwithstanding anything else to the contrary in this Agreement, any amounts paid to Purchaser pursuant to this Section 7.3(c) shall be in full and final settlement

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of all claims against Seller and its Affiliates under this Agreement and the Transaction Documents in respect of the Contemplated Transactions that have not occurred as a result of such termination and Seller and its Affiliates shall have no further liability under this Agreement or the Transaction Documents in respect of such Contemplated Transactions.

Article 8
INDEMNIFICATION
Section 8.1    Indemnification by Seller. If the Initial Closing occurs, thereafter, from the date of the Initial Closing with respect to the subject matter of such Initial Closing and, if there is a Subsequent Closing, from the date of the Subsequent Closing with respect to the subject matter of such Subsequent Closing, and subject to the limitations expressly set forth in Section 8.4, 8.5, 8.6, 8.7 and 11.12, Seller shall indemnify and hold harmless Purchaser, its Designated Affiliates and their respective stockholders (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred by the Purchaser Indemnified Parties in relation to the relevant Closing (and solely with respect to the subject matter of the applicable Closing) arising or resulting from (a) any breach of any representation or warranty set forth in Article 3 or in any Transfer Agreement, (b) any breach of any covenant of Seller set forth in this Agreement or any Transfer Agreement, (c) any Retained Taxes and (d) any Excluded Liabilities.
Section 8.2    Indemnification by Purchaser. If the Initial Closing occurs, thereafter, from the date of the Initial Closing with respect to the subject matter of such Initial Closing and, if there is a Subsequent Closing, from the date of the Subsequent Closing with respect to the subject matter of such Subsequent Closing, and subject to the limitations expressly set forth in Section 8.4, 8.5, 8.6, 8.7 and 11.12, Purchaser shall indemnify and hold harmless Seller and its stockholders (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties in relation to the relevant Closing (and solely with respect to the subject matter of the applicable Closing) arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 or in any Transfer Agreement, (b) any breach of any covenant of Purchaser set forth in this Agreement or any Transfer Agreement, (c) any Other Taxes and (d) any Assumed Liabilities.
Section 8.3    Claim Procedure.
(a)    A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the indemnifiable Losses sought arise from matters solely between the Parties (in which case a Claim Notice must be given within 60 days after the senior management of the Indemnified Party has actual knowledge of such indemnifiable Losses) or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party (and the method for computing such Losses), (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, referencing the provisions of this Agreement in respect of which such breach or indemnifiable Losses have occurred, (iii) a demand for payment of those indemnifiable Losses, and (iv) an acknowledgment that the Claim Notice has been prepared and provided in good faith.
(b)    If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party must give a Claim Notice to the Indemnifying Party within 15 days after the senior management of the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party, (ii) the assertion of the claim or the notice of the commencement

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of any Proceeding relating to such Third Party Claim, and (iii) an acknowledgment that the Claim Notice has been prepared and provided in good faith.
(c)    In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof pursuant to Section 8.3(d) or, if it so chooses, assume at any time control of the defense thereof by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim.
(d)    The party not controlling the defense of the Third Party Claim (the “Non-controlling Party”) may participate in the defense thereof at its own expense. The Non-controlling Party will furnish the party controlling the defense of the Third Party Claim (the “Controlling Party”) with such information as it may have with respect to the Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party and its counsel in the defense of such Third Party Claim.
(e)    The Indemnifying Party may not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, delayed or denied; provided that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or any Judgment and any such settlement or Judgment does not include any admission or finding of Liability with respect to the Indemnified Party. Except as provided in this Section 8.3(e), the Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or denied. Following receipt by the Indemnifying Party of a Third Party Claim and, if applicable, the Indemnifying Party having acknowledged in writing that the Third Party Claim is one for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Section 8, then the Indemnified Party shall not be obligated to take any action in relation to a Third Party Claim until the Indemnifying Party has paid or provided security to, on behalf of the Indemnifying Party for the cost of any action that the Indemnifying Party requests the Indemnified Party to take.
(f)    Any party entitled to indemnification or security, shall be entitled to receive such payment in cash.
(g)    With respect to claims related to Tax matters, to the extent any claim procedure governed by this Section 8.3 conflicts with a claim procedure governed by Article 9, then Article 9 shall control.
Section 8.4    Survival. All representations, warranties and covenants contained in this Agreement will survive each Closing until their expiration on the date that is 18 months after the applicable Closing Date, except (a) the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership of PD Cyprus), Section 3.5 (Capitalization and Ownership of the Joint Venture), Section 3.8 (Title to Purchased Assets; Sufficiency of Purchased Assets), Section 3.12 (Tax Matters), and Section 3.19 (Brokers Fees), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), and Section 4.6 (Brokers Fees), which shall survive until the expiration of the applicable statute of limitations, and (b) all covenants (including without limitation those under Article 9 (Tax Matters) shall survive the applicable Closing with

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respect to such Closing until the expiration of the applicable statute of limitations or for such shorter period as specified therein. All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 8.4; provided that any representation, warranty or covenant that is the subject of a claim for indemnification which is properly asserted pursuant to a Claim Notice given after the applicable Closing Date and within the survival period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim. For the avoidance of doubt, a Claim Notice may be given within the survival period specified in this Section 8.4 in respect of claims which are unknown, contingent, unaccrued, unliquidated, not yet due, speculative or unquantified (on the basis that to the extent it is liable for those claims, Seller shall be liable once the claims are known, uncontingent, accrued, liquidated, due, asserted or quantified as the case may be).
Section 8.5    Limitations on Liability.
(a)    Cap and Deductible. Seller shall have no indemnity obligation under Section 8.1(a) and no indemnification payments will be made by or on behalf of Seller under Section 8.1(a) (i) in respect of any individual claim or series of claims having the same nature or origin or which arise from the same facts, events or circumstances where the indemnifiable Losses relating thereto are less than $50,000 and such items will not be aggregated for purposes of calculating the Deductible, and (ii) until the aggregate amount of indemnifiable Losses for which Seller would (but for this clause (ii)) be liable thereunder exceeds 0.8% of the Cash Consideration actually paid by Purchaser under to this Agreement (the “Deductible”), and then only to the extent of such excess over the Deductible. The aggregate total amount in respect of which Seller (including its Affiliates) may be liable under this Agreement to the Purchaser Indemnified Parties will not exceed 12% of the Cash Consideration actually paid by Purchaser to Seller at one or more Closings pursuant to this Agreement; provided, however, that with respect to the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership of PD Cyprus), Section 3.5 (Capitalization and Ownership of the Joint Venture), Section 3.6(c) (Financial Statements) (as regards Liabilities), Section 3.8 (Title to Purchased Assets; Sufficiency of Purchased Assets), Section 3.12 (Tax Matters), Section 3.14 (Environmental Matters), Section 3.17 (Compliance with Laws) (solely with respect to representations and warranties regarding Antitrust Laws, Anti-Corruption Laws and compliance with Governmental Authorizations, and not all Laws), and Section 3.23 (Insolvency), the aggregate total amount in respect of which Seller (including its Affiliates) may be liable under this Agreement to the Purchaser Indemnified Parties will not exceed the Cash Consideration actually paid by Purchaser to Seller under this Agreement. The limitations in this Section 8.5(a) shall not apply to acts of willful misconduct or fraud or for indemnification pursuant to Section 8.1(b), (c) or (d).
(b)    Tax Benefits, Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 will be net of any Tax Benefit to which an Indemnified Party is entitled by reason of payment of such Loss and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements or payments in kind, actually received (or in the case of a Tax Benefit, actually realized) by the Indemnified Party with respect to such Losses; provided that with respect to Purchaser, after such amounts have been applied towards satisfying the Deductible (subject to the limitations in Section 8.7). In connection therewith, if, at any time following payment in full by the Indemnifying Party of the Losses due under this Agreement, the Indemnified Party receives any Tax Benefit, insurance proceeds, indemnification payments, contribution payments or reimbursements with respect to such Losses which have not been taken into account in determining the liability of the Indemnifying Party, the Indemnified Party will promptly remit to the Indemnifying Party the value of such Tax Benefit or such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party; provided, however, that Purchaser may retain any Tax benefit, insurance proceeds, indemnification payments, contribution payments or reimbursements up to the amount of the Deductible for which indemnification is not provided under Section 8.1 (subject to the limitations in Section 8.7), after which Purchaser shall remit such proceeds to the applicable Seller Indemnified Party in accordance with this Section 8.5(b). Each Party will use (and will cause its Affiliates to use) commercially reasonable best efforts to realize any applicable Tax Benefit;

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provided always that (i) such Party shall not be required to make any change to how the Business operates or to change the way in which it manages its Tax affairs in order to claim such a Tax Benefit; and (ii) the Indemnified Party shall have no obligation to provide to any Seller or its Affiliates or any Purchaser or its Affiliates, as the case may be, any Tax Returns in connection with the determination of such Tax Benefit.
(c)    Mitigation. The Indemnified Party will use its commercially reasonable best efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
(d)    Subrogation. If Purchaser or any Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then once the Purchaser Indemnified Parties have been indemnified and have recovered Losses for which indemnification is not provided under Article 8, Seller will be subrogated to all rights and remedies of Purchaser or the Purchaser Indemnified Party against such Third Party, and Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate with and assist Seller in asserting all such rights and remedies against such Third Party. If Seller or any Seller Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any Third Party Claim, then to the extent legally possible Purchaser will be subrogated to all rights and remedies of Seller or the Seller Indemnified Party against such Third Party Claim, and Seller will, and will cause each of the Seller Indemnified Parties to, cooperate with and assist Purchaser in asserting all such rights and remedies with respect to such Third Party Claim.
(e)    Tax Attributes. Seller will not be required to indemnify any Purchaser Indemnified Party (i) for reductions in any Tax Attributes, or (ii) against Losses for Retained Taxes to the extent such Loss could be reduced under applicable Law by reason of available Tax Attributes arising in a Pre-Closing Period (assuming for the purposes of this sentence that such attributes have not been used to reduce Taxes in the Post-Closing Period).
Section 8.6    Exclusive Remedy. Except as otherwise provided for in Section 5.5(b), 5.14, and 11.13, from the date of the Initial Closing with respect to the subject matter subject to such Initial Closing and, if there is a Subsequent Closing, from the date of the Subsequent Closing with respect to the subject matter of such Subsequent Closing, the sole and exclusive remedy of a Party and any of its applicable Affiliates for any matter arising out of, in connection with or in relation to this Agreement or the Contemplated Transactions will be pursuant to the indemnification obligations set forth in Article 8 and, except to the extent the Party has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Party and its Affiliates will have no remedy against the other Party or any of its Affiliates for any breach of any provision of this Agreement or any Ancillary Agreement. For the avoidance of doubt, if the Initial Closing occurs, remedies following such Initial Closing with respect to the subject matter of the Initial Closing shall be limited as set forth above to this Article 8, but prior to any Subsequent Closing each Party shall have the limited right to terminate this Agreement pursuant to Article 7, but only as to the subject matter applicable to such Subsequent Closing and not anything related to the Initial Closing. For the avoidance of doubt, following each applicable Closing, Purchaser and its Designated Affiliates shall be responsible for the operation or conduct of the Business, the Purchased Assets and the Assumed Liabilities related to that Closing and Seller will be solely responsible for Excluded Liabilities.

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Section 8.7    No Duplication. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnified Party be entitled to recover any Losses to which such Indemnified Party has already recovered the full amount of such Losses pursuant to another Section or provision of this Agreement or any Transaction Document, or otherwise, and any Liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.
Section 8.8    Adjustment to Purchase Price. Any payment under Article 2 or this Article 8 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law but for the avoidance of doubt shall not be an adjustment to the Purchase Price for the purposes of determining any limitation pursuant to Section 8.5(a).
Section 8.9    Employees. It shall not be a defense to any claim brought by any Purchaser Indemnified Party for indemnification against Seller pursuant to this Article 8 that any Employee knew of any information relating to the circumstances giving rise to such claim; provided that nothing in this Agreement shall limit, waive or otherwise affect the right of Seller, on behalf of itself and its Affiliates, to seek any and all remedies available to it under applicable Law, Contract or otherwise against any of the Employees on whom they may have relied in connection with this Agreement, the Transaction Documents and the Seller Disclosure Schedule.
Article 9
TAX MATTERS
Section 9.1    Tax Returns and Covenants. Except as provided in Section 9.4:
(a)    Seller shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by Law, all Tax Returns of PD Cyprus and the Joint Venture and with respect to the other Purchased Assets, if any, that are required to be filed on or before the applicable Closing Date and shall pay any Tax due thereon. All Tax Returns prepared and filed pursuant to this Section 9.1(a) shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of PD Cyprus and the Joint Venture and the applicable Selling Entity in the case of the other Purchased Assets (in each case to the extent consistent with applicable Law).
(b)    Purchaser shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by Law, all Tax Returns of PD Cyprus and the Joint Venture and with respect to the other Purchased Assets, if any, that are required to be filed after the applicable Closing Date. All Tax Returns prepared and filed pursuant to this Section 9.1(b) shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of PD Cyprus and the Joint Venture and with respect to the other Purchased Assets (in each case to the extent consistent with applicable Law).
(c)    If Seller may be liable under this Agreement for any portion of the Tax payable in connection with any Tax Return required to be filed by Purchaser, Purchaser shall provide Seller with drafts of such Tax Returns no later than 30 days prior to the earlier of the due date or filing date thereof. Seller shall have the right to review and provide comments on any such Tax Returns during the 15 day period following the receipt of such Tax Returns. Seller and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an independent nationally

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recognized accounting firm acceptable to Purchaser and Seller. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided that if after using commercially reasonable best efforts, the Parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared (or caused to be prepared) by Purchaser, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be borne 50% by Seller and 50% by Purchaser. In the event Seller is liable under this Agreement for any Taxes with respect to a Tax Return filed pursuant to this Section 9.1(c), Seller shall pay Purchaser the amount of such Taxes no later than 30 days following the resolution of the final amount of such Taxes in accordance with this Section 9.1(c).
Section 9.2    Allocation of Taxes. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relate to the Pre-Closing Period (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the applicable Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended at the close of business on the applicable Closing Date. Whenever it is necessary to determine for any taxable period the amount of Taxes, or portions thereof, resulting from a change in applicable Law occurring after the applicable Closing Date, such amount shall equal the amount by which the Taxes imposed for such taxable period determined taking into account such change in applicable Law exceed the Taxes that would have been imposed for such taxable period absent such change in applicable Law.
Section 9.3    Tax Contests.
(a)    Purchaser, on the one hand, and Seller, on the other hand (the “Recipient”), shall notify Seller or Purchaser, as the case may be, in writing within 30 days of receipt by the Recipient of written notice of any Tax Contest which may affect the liability for Taxes of such other party under this Agreement.
(b)    If the Tax Contest relates (i) to any Pre-Closing Period or Straddle Period, or (ii) to any Retained Taxes, Seller shall, at its expense, control the defense and settlement of such Tax Contest and shall pay any Tax which arises from such Pre-Closing Period Tax Contest and Seller’s portion of any Tax which arises from such Straddle Period Tax Contest, and Purchaser shall pay Purchaser’s portion of any Tax which arises from such Straddle Period Tax Contest; provided that Seller may decline to participate in such Pre-Closing Period or Straddle Period Tax Contest, in which case Purchaser shall control the defense and settlement of the Tax Contest without prejudice to Seller’s obligation to pay any Tax that may arise from such Tax Contest and Seller shall reimburse Purchaser for the related expense that it has incurred.
(c)    If the Tax Contest relates solely to Other Taxes, Purchaser shall, at its expense, control the defense and settlement of such Tax Contest.
(d)    The Party in control of the defense or settlement of any Tax Contest with respect to which the other Party may have liability under this Agreement shall keep the other Party informed of the progress of such Tax Contest, provide copies of all relevant correspondence and other Tax Contest documents to the other Party, and allow them to participate at their own expense. The Party in control of the defense or settlement of a Tax Contest may not settle such Tax Contest in any manner which would adversely affect the other Party without the written consent of such other Party (which shall not be unreasonably withheld or delayed and shall in any event be deemed to be given if no response is received within seven Business Days of a Party’s request).

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Section 9.4    Transfer Taxes. Except as otherwise provided for in this Agreement or any other Transaction Document, all Transfer Taxes shall be borne fully by Purchaser. Notwithstanding Section 9.1, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable best efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns. If, pursuant to the immediately preceding sentence, a Selling Entity is required to file a Tax Return relating to Transfer Taxes, Purchaser shall pay to such Selling Entity the Transfer Taxes due on such Tax Return no later than five days after Seller has provided a copy of such Tax Return to Purchaser (unless Purchaser is not liable for such Transfer Taxes under the terms of this Agreement or any Transaction Document). For the avoidance of doubt, any Transfer Taxes resulting from a Purchased Asset that is mistakenly transferred to Purchaser shall be borne by Seller and Seller shall promptly reimburse Purchaser for any such Transfer Taxes.
Section 9.5    Purchaser’s Claiming, Receiving or Using of Refunds, Overpayments and Prepayments. If, after the applicable Closing, Purchaser or any of its Affiliates (a) receives any refund (whether by payment, offset, credit or otherwise) or (b) utilizes the benefit of any overpayment of Taxes (including any overpayment that results in a sales, use, value-added or similar Tax asset or credit) that, in each case of provisions (a) and (b) above, (x) relates to Taxes for which Seller is liable or paid by Seller or any of its Affiliates with respect to the Pre-Closing Period, or (y) is the subject of indemnification paid in full (or offset) by Seller under this Agreement, Purchaser shall transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized by Purchaser or any of its Affiliates within 30 days after the refund or overpayment is received or utilized. For purposes of the immediately preceding sentence, a prepayment on or before the applicable Closing Date of Taxes for which Purchaser is liable and which Purchaser has expressly approved in writing shall be treated in the same manner as an overpayment of Taxes for which Seller is liable. Purchaser agrees to notify Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Purchaser agrees to claim any such refund as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.
Section 9.6    Post-Closing Actions That Affect Liability for Taxes. Neither Purchaser nor its Affiliates shall take any action (including amending any Tax Return or engaging in any non- Ordinary Course transactions) on or after the applicable Closing Date that could reasonably be expected to increase Seller’s (or Seller’s Affiliates’) liability for Taxes (including any liability of Seller to indemnify Purchaser for Taxes under this Agreement), without the prior written consent of Seller except to the extent required under applicable Law. Neither Seller nor its Affiliates shall take any action (including amending any Tax Return or engaging in any non‑Ordinary Course transactions) on or after the applicable Closing Date that could reasonably be expected to increase Purchaser’s (Purchaser’s Affiliates’ or PD Cyprus or the Joint Venture’s) liability for Taxes (including any liability of Purchaser to indemnify Seller for Taxes under this Agreement), without the prior written consent of Purchaser except to the extent required under applicable Law.
Section 9.7    Assistance and Cooperation. The Parties agree that, after the Initial Closing Date:
(a)    each Party shall use commercially reasonable best efforts to assist (and cause its Affiliates to assist) the other Party in preparing any Tax Returns that such other Party is responsible for preparing and filing;

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(b)    the Parties shall cooperate fully (and cause their Affiliates to cooperate fully) in preparing for any Tax Contests, or disputes with taxing authorities, relating to any Tax Returns or Taxes relating to the Purchased Assets, including providing access to relevant books and records relating to Taxes at issue;
(c)    the Parties shall make available (and cause their Affiliates to make available) to each other and to any taxing authority as reasonably requested by the other Party all relevant books and records relating to Taxes;
(d)    each Party shall promptly furnish the other Party with copies of all relevant correspondence received by such Party or its Affiliates from any taxing authority in connection with any Taxes for which such other Party may have an indemnification obligation under this Agreement; and
(e)    To the extent these have been delivered to the possession, custody or control of Purchaser, Purchaser shall retain (and shall cause its Affiliates to retain) all Tax Returns and books and records with respect to Taxes relating to any taxable period beginning on or before the applicable Closing Date until the expiration of the applicable statute of limitations of the relevant taxable period.
Section 9.8    Tax Elections. With respect to PD Cyprus and the Joint Venture, Purchaser shall not (a) cause an election pursuant to Treasury Regulation Section 301.7701-3 to be filed effective from a date on or prior to the applicable Closing Date or (b) make or change any other election with respect to Taxes that would give rise to a Seller Tax indemnity obligation under Section 8.1 or reduce any Tax Attribute of Seller or any of its Affiliates with respect to any Pre-Closing Period.

Article 10
EMPLOYEE MATTERS
Section 10.1    Employees.
(a)    Prior to any Closing, Seller shall provide to Purchaser an updated Section 3.13(a) of the Seller Disclosure Schedule.
(b)    To the extent required by applicable Law only, each of the Selling Entities and Purchaser agrees to consult with the Employees or their representatives on or prior to the applicable Closing in respect of any continued employment by the Joint Venture, or employment by Purchaser or its Designated Affiliates, on or after the applicable Closing. Each of the applicable Selling Entities and Purchaser further agrees to assume, or to cause the appropriate Affiliate to assume, all Liabilities (if any) relating to their respective obligations to consult with the Employees under applicable Law or Contract.
(c)    No later than 90 days prior to any Closing, Purchaser shall make an offer of employment to those Employees listed in Section 10.1(c) of the Purchaser Disclosure Schedule relevant to that Closing other than those employed by the Joint Venture. Employment under such offers will be conditional upon the relevant Closing taking place and will become effective on the applicable Closing Date. Purchaser shall be required to provide an updated Section 10.1(c) of the Purchaser Disclosure Schedule within 45 days of the Effective Date.
(d)    With effect from each applicable Closing Date, and except as expressly set forth in Section 5.16 and Section 10.1(f), (i) Purchaser shall employ, or shall cause each Designated Affiliate or the Joint Venture to

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employ or continue to employ, as applicable, each Transferring Employee and (ii) Seller shall cause itself or its Affiliates to cease to employ, as applicable, each Transferring Employee. Such employment by Purchaser or its Designated Affiliates will be or continue to be on terms and conditions, including pay, position, responsibility and benefits (including eligibility for holidays, sick days and vacation), that are the same as or substantially equivalent to the terms and conditions provided to such Transferring Employee immediately prior to the applicable Closing Date, or such better terms required by applicable Law provided always that Purchaser or its Designated Affiliates shall not be required to recognize all service accrued by each Transferring Employee whilst employed by Seller or any of its Affiliates (other than for those Transferring Employees which continue to be employed by the Joint Venture), nor shall it be required to offer any profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent type bonus (except to the extent required by applicable Law). If the employment of a Transferring Employee (not employed by the Joint Venture) by Purchaser or its Designated Affiliates is terminated within 12 months of the applicable Closing other than for cause, then Purchaser shall indemnify Seller for any severance costs (e.g., payments in lieu of notice, end of service payments, and any other termination indemnities) incurred by Seller in respect of such Transferring Employee as a result of the termination by Purchaser or such Designated Affiliate. For the avoidance of doubt Purchaser shall not be liable to Seller for any end of service payments or other severance costs payable by Seller to any Employee who does not become a Transferring Employee as of the applicable Closing Date, or to any Transferring Employee where the end of service payments or other severance costs relate to the termination of employment of such Transferring Employee by Seller or its Affiliates prior to the Closing Date in connection with the Contemplated Transactions.
(e)    Purchaser and its Affiliates shall be responsible for all Liabilities relating to the employment of the Transferring Employees (not employed by the Joint Venture), incurred on or following and which relate to the period after the applicable Closing provided always that this shall be without prejudice to any claim that Purchaser may have for the breach of any representation, warranty or covenant in this Agreement. For the avoidance of doubt, the Joint Venture shall be responsible for all Liabilities relating to the employment of the Transferring Employees of the Joint Venture incurred before, on or following the applicable Closing provided always that this shall be without prejudice to any claim that Purchaser may have for the breach of any representation, warranty or covenant in this Agreement. Seller and its Affiliates shall be responsible for any Losses or Liabilities arising from or in connection with any Employee who does not become a Transferring Employee (whether because such Employee is not in the list of Employees attached as Section 10.1(c) of the Purchaser Disclosure Schedule hereto or is in such list but does not accept the offer made) and for the termination of employment by Seller or its Affiliates of any Transferring Employee. Seller shall also procure that (i) the Joint Venture shall terminate the employment of those of its Employees which are not in the list of Employees as set forth in Section 10.1(c) of the Purchaser Disclosure Schedule prior to the Closing in respect of the Kuwait Assets; (ii) any other employment contract held by an Employee of the Joint Venture with Seller or its Affiliates is terminated with effect from the Closing in respect of the Kuwait Assets; and (iii) no one that is not in the list of Employees attached as Section 10.1(c) of the Purchaser Disclosure Schedule shall have their employment (or any Liabilities connected to their employment prior to the applicable Closing) automatically transferred to Purchaser, its Designated Affiliates or the Joint Venture as a result of any Closing; with in each case Seller being responsible for any Losses or Liabilities incurred by Purchaser, its Designated Affiliates or the Joint Venture as a result of any such occurrence.
(f)    Notwithstanding Section 10.1(d) and pursuant to Section 5.16, for a period of two years from the applicable Closing of the Business of the Joint Venture, Purchaser shall not (without the prior consent of KOC): (a) reduce the headcount of the Transferring Employees employed by the Joint Venture by more than 5%, based on the headcount as of the applicable Closing; or (b) decrease the compensation and benefits (including without limitation salaries, bonuses, commissions, other incentive compensation, and benefits under any Sponsored Plans) to the Transferring Employees of the Joint Venture (collectively) by more than 5% in the

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aggregate (whether as part of an annual pay review or otherwise), based on the compensation and benefits in place as of the applicable Closing; unless in each case the number of Transferring Employees required to be employed by the Joint Venture is reduced because of any sale, stacking or other suspension of operation of the Rigs forming part of the Kuwait Assets or because of a need to meet the requirements of KOC or applicable Law.
(g)    Seller acknowledges that Purchaser has entered into this Agreement on the basis that the accrued contingent liability of the Joint Venture for end of service payments in respect of the Employees of the Joint Venture as at the Closing Date in respect of the Kuwait Assets shall not exceed $7,000,000 and to the extent the actual liability of the Joint Venture for end of service payments as required by Law to such Employees (in respect of the period up to such date) exceeds this amount, Seller shall indemnify Purchaser and the Joint Venture for the Losses suffered or incurred as a result of such liability. For the avoidance of doubt, Seller shall not be liable for any discretionary or ex gratia amounts paid to Employees by Purchaser or the Joint Venture on termination.
(h)    All Contracts with any Independent Contractors listed on Seller Disclosure Schedule 3.12(a)(ii) who are not employees of Team Source in Algeria shall be terminated by Seller, its Affiliates or the Joint Venture, as applicable, prior to the applicable Closing Date, and such Independent Contractors who provide services to the Joint Venture in Kuwait shall be offered a new consulting agreement with Purchaser or its Affiliates on the applicable Closing Date. For the avoidance of doubt, all amounts due and owing to such Independent Contractors as of the applicable Closing Date shall be paid by Seller, its Affiliates or the Joint Venture, and Seller, its Affiliates or the Joint Venture, as applicable, shall indemnify Purchaser for any Liabilities arising in relation to these Independent Contractors that accrue prior to the applicable Closing Date.
(i)    This Section 10.1 shall not apply to any Independent Contractors employed by Team Source in Algeria on the basis that it has been agreed that Liabilities in relation to the period after the Closing in respect of the Algeria Assets under the contract with Team Source shall be transferred to Purchaser or one of its Designated Affiliates pursuant to an agreement between the Parties and Team Source and that Seller shall procure Team Source’s consent to such an agreement in accordance to the terms of the agreement between Seller and Team Source.
Section 10.2    Benefit Plans.
(a)    Commencing at 12:00 a.m. Houston, Texas time on the calendar day immediately following any Closing Date and continuing for a period of at least 12 months thereafter (or such longer period as required by applicable Law), Purchaser shall (i) continue (or cause its applicable Affiliate to continue) to sponsor and maintain each Sponsored Plan on substantially the same terms as in effect immediately prior to the applicable Closing, and/or (ii) cover the Transferring Employees (and, to the extent appropriate, their dependents and other beneficiaries) under its existing employee benefit or fringe benefit plans, funds or programs; or (iii) provide any combination of clauses (i) and (ii) above, whichever approach provides the Transferring Employees with benefits that, in the aggregate, are substantially the same as the benefits provided to the Transferring Employee immediately prior to the applicable Closing Date (provided that Purchaser or its Designated Affiliates shall not be required to recognize all service accrued by each Transferring Employee whilst employed by Seller or any of its Affiliates (other than for those Transferring Employees which continue to be employed by the Joint Venture) nor shall it be required to offer any profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent type bonus, except in each case to the extent required by applicable Law), and in any event, as required by applicable Law. The Parties agree that nothing in this Section 10.2(a) modifies Section 5.16 and Section 10.1(f)

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(b)    Notwithstanding any other provision in this Agreement to the contrary, except as otherwise provided under any Transition Services Agreement between the Parties, as of the applicable Closing Date, no Transferring Employee (or his or her beneficiary or dependent) shall accrue additional benefits under, remain covered by, or participate in any Seller Plan or any other employee benefits plan, program or arrangement sponsored, maintained or established by Seller or its Affiliates that are not Sponsored Plans.
(c)    Notwithstanding any provision of this Agreement, nothing contained in this Agreement, express or implied, is intended to or shall be construed to amend, modify or terminate any Seller Plan or to affect Seller’s, Purchaser’s or each of their Affiliate’s ability to amend, modify or terminate any Seller Plan. The provisions of this Agreement, in particular this Article 10, are for the sole benefit of the Parties hereto and their respective Affiliates and are not for the benefit of any Third Party.
Article 11
GENERAL PROVISIONS
Section 11.1    Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered, if delivered personally or by internationally recognized overnight courier service (costs prepaid), (b) sent by e-mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by international certified or registered mail, return receipt requested; in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):
If to Seller or Seller Parent:
Weatherford Worldwide Holdings GmbH
c/o Weatherford International plc
2000 St. James Place
Houston, Texas 77056
Telephone: (713) 836-4000
E-mail: legal.m&a@weatherford.com
Attention: General Counsel
with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
700 Louisiana Street, Suite 3000
Houston, Texas 77002
United States of America
Telephone: (713) 427-5018
E-mail: jonathan.newton@bakermckenzie.com
Attention: Jonathan B. Newton
If to Purchaser:
ADES International Holding Ltd.
Unit 517, Floor 5, Index Tower
DIFC, Dubai, UAE – PO Box: 507118
Telephone: +971 4 335 0255

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E-mail:     mohamed.farouk@adesgroup.com
Attention: Dr. Mohamed Farouk
and to:
ADES International Holding Ltd.
Unit 517, Floor 5, Index Tower
DIFC, Dubai, UAE - PO Box: 507118
Telephone: +971 4 335 0255
E-mail:     morcos.william@adesgroup.com
Attention: Morcos William
with a copy (which will not constitute notice) to:
Hill Dickinson LLP
The Broadgate Tower, 20 Primrose Street, London EC2A 2EW
Telephone: +44 207 280 9137
E-mail: roderick.palmer@hilldickinson.com
Attention: Roderick Palmer
Section 11.2    Amendment. This Agreement can only be amended, modified or supplemented at any time by the Parties, through an instrument identifying itself as an amendment to this Agreement and signed by all Parties.
Section 11.3    Waiver and Remedies. Either Party may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party, subject to the following: (i) any such extension or waiver by a Party will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, breach, or inaccuracy in any representation or warranty, or noncompliance with or non-fulfillment of any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 8.6, any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.
Section 11.4    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and other Transaction Documents constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, or either of them, written or oral, with respect to the subject matter of this Agreement. In the event of any conflict between this Agreement and any other Transaction Document, the provisions of this Agreement shall control.
Section 11.5    Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective successors and assigns. Seller may assign its rights under this Agreement or the Transaction Documents to an Affiliate. On or following the Initial Closing, Purchaser and/or

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its Designated Affiliates may assign its rights under this Agreement and any Transaction Document as security to any Person providing finance to Purchaser or its Designated Affiliates in connection with the Contemplated Transactions without the consent of Seller or its Affiliates but not otherwise assign any rights under this Agreement or the Transaction Documents, whether by operation of Law or otherwise, without the prior written consent of Seller. No Party may delegate any performance of its obligations under this Agreement or the Transaction Documents, except that either Party may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to an Affiliate so long as such Party and its designee remains fully responsible for the performance of the delegated obligation. Subject to Section 5.8 and Section 5.16, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5.
Section 11.6    Severability. If any term or provision of this Agreement is held to be void, invalid, illegal or unenforceable in any situation or jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect, so long as the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.
Section 11.7    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively, and the other applicable sections of this Agreement. Any disclosure will only be effective to qualify the representations and warranties in Article 3 and Article 4 if it is of sufficient accuracy and detail to enable a reasonably diligent purchaser to identify the matter disclosed and make a reasonable assessment thereof. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, and those in any amendment or supplement thereto, will be deemed to be disclosed for each other provision of Article 3 or Article 4, respectively, or the other applicable sections of this Agreement to the extent that it is reasonably evident from the content of such disclosure that it is applicable to such other provision of Article 3 or Article 4, respectively, or the other applicable sections of this Agreement.
Section 11.8    Interpretation. Both Seller and Purchaser are sophisticated parties and each Party has received advice from its own attorney in the negotiation of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either Party because that Party or its attorney drafted the provision.
Section 11.9    Expenses. Except as set forth elsewhere in this Agreement:
(a)    Seller will, and will cause each Selling Entity to pay the expenses incurred by Seller, any Selling Entity, and, to the extent incurred prior to the applicable Closing, the Joint Venture, in connection with the preparation and the negotiation of this Agreement and the consummation of the Contemplated Transactions, including all fees and expenses of its agents, advisors and representatives and the costs related to the provision of information.
(b)    Purchaser will, and will cause each of its Designated Affiliates to, pay its own expenses incurred by Purchaser and/or the Designated Affiliates in connection with the preparation and the negotiation of this Agreement and the consummation of the Contemplated Transactions, including all fees and expenses of its agents, advisors and representatives and the costs associated with its diligence.

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Section 11.10    Governing Law. The internal Laws of the State of Texas (without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement, any other Transaction Document, or the Contemplated Transactions, including its validity, interpretation, construction, performance and enforcement and any disputes, claims or controversies arising therefrom or related thereto. Notwithstanding the above, any Exhibit or Schedule to this Agreement or any other Transaction Document which expressly specifies a different choice of law, shall be governed by such choice of law indicated therein.
Section 11.11    Disputes.
(a)    In the event of a dispute among the Parties arising out of, in connection with or in relation to this Agreement, the Transaction Documents or the Contemplated Transactions, the matter, on written request of any Party, shall be referred to representatives of the Parties for decision (the “Dispute Representatives”). The Dispute Representatives shall promptly meet in a good faith effort to resolve the dispute.
(b)    If the Dispute Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, then all actions with respect to any dispute arising out of, in connection with or in relation to this Agreement, the Transaction Documents or the Contemplated Transactions, and any Persons or matters in respect of the disputes, shall be fully and finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) in force as of the Effective Date, which Rules are deemed to be incorporated by reference into this clause.  The referral of such disputes to the ICC shall include, but is not limited to, any questions regarding the validity, interpretation, construction, performance and enforcement of this Agreement, any Transaction Document, or the Contemplated Transactions, and all non-contractual obligations (if any) that may relate to this Agreement, any Transaction Documents, or the Contemplated Transactions.  The arbitration shall be conducted in London.  The arbitration shall be conducted in English, and all documents and other exhibits must be submitted in English.  The arbitration will be conducted by three arbitrators.  The Parties agree that one arbitrator shall be appointed by each of Seller and Purchaser, and the third presiding arbitrator shall be appointed by agreement of the two appointed arbitrators, failing which the third arbitrator shall be appointed in accordance with the Rules.  The Parties agree that the award of the arbitrators shall be final and binding on the Parties, and that nothing in this Section 11.11(b) limits the right of a Party to bring Proceedings against the other Party in any courts of competent jurisdiction to enforce an arbitration award rendered in accordance with this Section 11.11(b). For the avoidance of doubt, to the extent any disputes relate to, arise out of or are in conjunction with any Transaction Document or the Contemplated Transactions, as set forth above, such disputes shall be consolidated into one proceeding under this Section 11.11(b), in accordance with Rule 10 of the Rules. The provisions of this Section 11.11(b) shall apply to each Transaction Document regardless of whether such Transaction Document is executed and delivered on or after the Initial Closing Date.

Section 11.12    Limitation on Liability. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY LOSSES UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE LIMITED TO DIRECT AND ACTUAL LOSSES, AND IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR OR LIABLE TO ANY OTHER PERSON FOR ANY LOSSES THAT ARE UNKNOWN, UNACCRUED, UNLIQUIDATED, NOT YET DUE, SPECULATIVE, UNASSERTED OR UNQUANTIFIED, OR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS OPPORTUNITY OR DAMAGE TO BUSINESS REPUTATION, IN CONNECTION WITH (WITHOUT LIMITATION) ANY CLAIMS OR LOSSES PURSUANT TO THIS AGREEMENT, REGARDLESS OF

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WHETHER OR NOT THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT PURCHASER’S RIGHT TO RECOVER LOSSES THAT CONSTITUTE LOST PROFITS UNDER THE DRILLING CONTRACTS INCLUDED IN THE PURCHASED ASSETS OR TO WHICH THE JOINT VENTURE IS A PARTY, SOLELY TO THE EXTENT SUCH LOSSES ARE (I) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF PURCHASER OR ITS AFFILIATES, (II) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION FOR LOSSES IS SOUGHT HEREUNDER, (III) DIRECTLY AND ACTUALLY SUFFERED OR INCURRED BY PURCHASER, ITS DESIGNATED AFFILIATES OR THE JOINT VENTURE UNDER SUCH DRILLING CONTRACTS AND (IV) CALCULATED AS AN AMOUNT CORRESPONDING, DOLLAR-FOR-DOLLAR, TO THE ACTUAL AMOUNT OF LOST PROFITS UNDER SUCH DRILLING CONTRACTS, NOT A MULTIPLE OF SUCH LOST PROFITS, AND ON THE BASIS THAT THE PROFIT MARGIN UNDER SUCH DRILLING CONTRACTS CANNOT EXCEED 10%. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE EXTENT ANY LOSSES ARE COMPONENTS OF DAMAGES PAID TO A THIRD PARTY IN A THIRD PARTY CLAIM PURSUANT TO Article 8 FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER FOR A THIRD PARTY CLAIM, AND SHALL NOT OTHERWISE AFFECT OR LIMIT SELLER’S RIGHT TO RECOVER THE DEPOSIT PURSUANT TO Section 7.3(c).
Section 11.13    Specific Performance. Notwithstanding Section 11.11, the Parties agree that irreparable damage would occur in the event that any of the confidentiality obligations of the Parties (or any of their Affiliates), Purchaser’s obligations set forth in Section 5.14, Seller’s obligations in Article 5 or the Parties’ respective obligations to consummate the Contemplated Transactions by the date determined in accordance with Section 2.7, were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that, in addition to any other remedy to which a Party may be entitled at law or in equity, such Party (and any of its Affiliates) is entitled to injunctive relief to prevent breaches of such obligations and to obtain specific performance of the provisions of this Agreement and any other agreement related thereto. Each Party, on behalf of itself and its Affiliates, expressly waives any applicable requirement that the other Party or any of its Affiliates obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 11.14    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize either Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.14.
Section 11.15    Descriptive Headings. The headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.
Section 11.16    Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

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The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by .pdf or e-mail transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.
Section 11.17    Seller Parent Guarantee. In consideration of Purchaser entering into this Agreement, Seller Parent irrevocably and unconditionally guarantees to Purchaser and its Designated Affiliates the due and punctual performance and observance of the obligations (which shall include without limitation all payment obligations and performance of all covenants, agreements and all obligations in respect of representations, warranties and indemnities) of Seller and each of the Selling Entities pursuant to this Agreement and any of the Transaction Documents to which any of them are a party. It is agreed that Seller Parent is entering into this Agreement solely for the purposes of giving the guarantee in this Section 11.17 and the limited representations and warranties set forth in Section 3.1, Section 3.2(a) and Section 3.3. The obligations of Seller Parent shall not be affected by any waiver granted to the Seller or its Affiliates, by amendment, variation or supplement to this Agreement or the Transaction Documents or by the unenforceability or invalidity of any obligations of the Seller or its Affiliates under this Agreement or the Transaction Documents by reason of any disability or incapacity or lack of due execution or due authorization (it being agreed that in such circumstances Seller Parent shall have the same liability as if such obligations of the Seller and its Affiliates had been valid and enforceable)The obligations of Seller Parent under this Agreement shall be deemed satisfied and discharged, and Seller Parent shall cease to have any obligations under this Agreement, upon all of the obligations of Seller and each Selling Entity arising in connection with this Agreement and any of the Transaction Documents to which any of them are a party having been satisfied in full (save where obligations do not arise by reason of any disability or incapacity or lack of due execution or due authorization of the Seller or its Affiliates in which case the obligations of the Seller Parent shall continue until it has performed the same).
(Remainder of Page Intentionally Blank. Signature page follows.)

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The Parties have executed and delivered this Agreement as of the Effective Date.

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:     /s/ Joshua McMorrow
Name:     Joshua McMorrow
Title:     Managing Officer

ADES INTERNATIONAL HOLDING LTD.

By:     /s/ Mohamed Farouk
Name:     Mohamed Farouk
Title:     CEO

Solely for the purpose of providing the representations and warranties in Section 3.1, Section 3.2(a) and Section 3.3 and Seller Parent guarantee set forth in Section 11.17 of this Agreement:
WEATHERFORD INTERNATIONAL PLC

By:     /s/ Joshua McMorrow
Name:     Joshua McMorrow
Title:     Vice President

Signature page to Sale and Purchase Agreement for Algeria/Kuwait